As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANTO MINING CORP.

(Exact Name of Registrant in its Charter)

Nevada	2860	27-0518586
(State or other Jurisdiction of	(Primary Standard Industrial Classification	(IRS Employer Identification No.)
Incorporation)	Code)

Ave. Sarasota #20, Torre Empresarial, Suite 1103
Santo Domingo, Dominican Republic

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

State Agent & Transfer Syndicate Inc.

112 North Curry Street

Carson City, NV 89703-4934

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee

Common Stock, par value $0.00001 per share, issuable pursuant to the Purchase Agreement	8,950,000	$0.16	$1,432,000	$195.32
Total	8,950,000	0.16	$1,432,000	$195.32

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this Registration Statement issued or issuable prior to completion of the distribution of the securities covered by this Registration Statement as a result of a split of, or a stock dividend on, the registered securities.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock of the registrant as reported on the OTC Bulletin Board on March 8, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 15, 2013

8,950,000 Shares of Common Stock

SANTO MINING CORP, INC.

This Prospectus relates to the resale of up to 8,950,000 shares of our common stock, par value $0.00001 per share, which may be offered by the selling stockholder, Hanover Holdings I, LLC, a New York limited liability company, or Hanover.  The shares of common stock being offered by the selling stockholder are issuable pursuant to a common stock purchase agreement dated as of March 11, 2013 between us and Hanover, or the Purchase Agreement.  See the section of this Prospectus entitled “Equity Enhancement Program with Hanover” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding Hanover.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholder under this Prospectus, however, we may receive gross proceeds of up to $16,000,000 from sales of our common stock to Hanover under the Purchase Agreement.

Hanover may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how Hanover may sell its shares of common stock in the section titled “Plan of Distribution” on page 52.  We will pay the expenses incurred in connection with the offering described in this Prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by the selling stockholder.  In addition, we issued 1,044,264 shares of our common stock to Hanover as an initial commitment fee for entering into the Purchase Agreement and we may issue additional commitment shares to Hanover under certain circumstances described in this Prospectus. Hanover is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTCBB, under the ticker symbol “SANP.” On March 8, 2013, the closing price of our common stock was $0.15 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  _____________, 2013

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Santo Mining Corp. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Business Overview

Santo Mining Corp. is a company which acquires various metallic exploration concession applications in the Dominican Republic for the purpose of exploration and extraction. We target near-term production opportunities in the Dominican Republic, in areas geologically similar to Pueblo Viejo, one of the largest sulfide gold deposits in the Western Hemisphere. Our vision is to define deposits and extract metals from both alluvial deposits that require minimal processing and bulk-tonnage, open-pit oxide and sulfide gold deposits where poly-metallic ores with economic concentrations of precious and base metals may be extracted and transported to local or offshore processing plants and refineries.

The Company plans to combine rapid exploration methodology with innovative operational and logistical approaches to ensure the efficient and effective extraction of gold and other metals in the future.

Our exploration projects create an alternative opportunity for investors. Each of our  metallic exploration concession application areas lie within high-potential geology–which may have similar characteristics as Pueblo Viejo,  one of the world’s largest sulifde gold deposit. Each metallic exploration concession applications is ideally situated for our geology team approach to exploration.

This swift mobilization and on-site sampling analysis capability was developed to drive growth and value in the near and long terms. Our metallic exploration concession applications are 100% owned, and lie in the core of the mineral rich Hispaniola Gold-Copper Back-Arc.

Recent Developments

Equity Enhancement Program with Hanover Holdings I, LLC

Common Stock Purchase Agreement

On March 11, 2013, which we refer to as the Closing Date, we entered into the Purchase Agreement with Hanover.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $16,000,000, which we refer to as the Total Commitment, worth of the Company’s common stock, which we refer to as the Shares, over the 36-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission, or the Commission, the Company may, in its sole discretion, provide Hanover with draw down notices, each referred to as a Draw Down Notice, to purchase a specified dollar amount of Shares, which we refer to as the Draw Down Amount, over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, which we refer to as the Pricing Period, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the five trading days immediately preceding the date of the Draw Down Notice, which we refer to as the Maximum Draw Down Amount.

Once presented with a Draw Down Notice, Hanover is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for our common stock, or VWAP, equals or exceeds a floor price determined by the Company for such draw down, which we refer to as the Floor Price. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that Hanover will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice will be equal to 92.5% of the arithmetic average of the five lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period, except that if the VWAP does not equal or exceed the applicable Floor Price for at least five trading days during the applicable Pricing Period, then the per share purchase price will be equal to 92.5% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or Hanover to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder).  The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Additionally, on the Closing Date, Hanover deposited $90,000, as an Administrative Fee, into an escrow account, which was disbursed to the Company promptly after the filing with the Commission of the Registration Statement of which this Prospectus is a part. The Company paid to Hanover a commitment fee equal to $167,500 (or 1.047% of the Total Commitment under the Purchase Agreement) in the form of 1,044,264 restricted shares of the Company’s common stock, which we refer to as the Initial Commitment Shares, calculated at a price equal to the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Closing Date. The Initial Commitment Shares, together with 1,100,000 Additional Commitment Shares, described below, are being registered for resale in this Registration Statement. The Initial Commitment Shares and the Additional Commitment Shares, if any, are subject to a “dribble out” agreement between the Company and Hanover, whereby Hanover has agreed to sell no more than one-tenth of the Initial Commitment Shares and the Additional Commitment Shares, on a pro-rata basis, during the 10-week period immediately following the effective date of the Registration Statement of which this Prospectus is a part, except that if the VWAP falls below $0.10 for any trading day during such 10-week period, the dribble out will automatically cease to apply.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Hanover also entered into a registration rights agreement dated as of the Closing Date, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission to register for resale 8,950,000 Shares, which includes the 1,044,264 Initial Commitment Shares and 1,100,000 Additional Commitment Shares, on or prior to March 15, 2013, which we refer to as the Filing Deadline, and have it declared effective at the earlier of (A) the 90th calendar day after the earlier of (1) the Filing Deadline and (2) the date of which the Registration Statement of which this Prospectus is a part is filed with the Commission and (B) the fifth business day after the date the Company is notified by the Commission that the Registration Statement will not be reviewed or will not be subject to further review, which we refer to as the Effectiveness Deadline. The effectiveness of the Registration Statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

If the Registration Statement of which this Prospectus is a part is not declared effective by the Effectiveness Deadline, the Company is required to issue to Hanover additional shares of the Company’s common stock, which we refer to as the Additional Commitment Shares, equal to the quotient obtained by dividing (a) $167,500 by (b) the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Effectiveness Deadline, rounded up to the nearest whole share. We are registering 1,100,000 Additional Commitment Shares in the Registration Statement of which this Prospectus is a part.

The Company has agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this Prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

The Offering

As of March 14, 2013, there were 65,396,269 shares of our common stock outstanding, of which 32,576,749 shares were held by non-affiliates of the Company, excluding the 1,044,264 Initial Commitment Shares that we have already issued to Hanover under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $16,000,000 of our common stock to Hanover, only 8,950,000 shares of our common stock are being offered under this Prospectus, which represents (i) 1,044,264 shares of common stock that we issued to Hanover as Initial Commitment Shares, (ii) 1,100,000 shares of common stock that we may be required to issue to Hanover as Additional Commitment Shares and (iii) 6,805,736 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.  If all of the 8,950,000 shares offered under this Prospectus were issued and outstanding as of March 14, 2013, such shares would represent approximately 12.21% of the total number of shares of our common stock outstanding and 27.47% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of March 14, 2013.

At an assumed purchase price of $0.13875 (equal to 92.5% of the closing price of our common stock of $0.15 on March 8, 2013), and assuming the sale by us to Hanover of all of the 6,805,736 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $944,295 in gross proceeds. If we elect to issue and sell more than the 6,805,736 Shares offered under this Prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 108,509,586 shares of our common stock to obtain the balance of $15,055,705 of the Total Commitment that would be available to us under the Purchase Agreement. We are currently authorized to issue 450,000,000 shares of our common stock. The number of shares ultimately offered for resale by Hanover is dependent upon the number of shares we ultimately sell to Hanover under the Purchase Agreement.

The Total Commitment of $16,000,000 was determined based on numerous factors, including our estimated exploration and operating expenses for the next two years. While it is difficult to estimate the likelihood that the Company will need the full Total Commitment, we believe that the Company may need the full Total Commitment under the Purchase Agreement.

Common stock offered by Selling Stockholder

8,950,000 shares of common stock, consisting of:

•         1,044,264 shares of common stock that we issued to Hanover as Initial Commitment Shares;

•         1,100,000 shares of common stock that we may be required to issue to Hanover as Additional Commitment Shares; and

•         6,805,736 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.

8

Common stock outstanding before the offering	65,396,269 shares of common stock.

Common stock outstanding after the offering	73,302,005 shares of common stock.

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of Shares to Hanover pursuant to the Purchase Agreement. The net proceeds received under the Purchase Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTCBB Trading Symbol	SANP

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Corporate Information

Our principal office is located at Ave. Sarasota #20, Torre Empresarial, Suite 1103, Santo Domingo, Dominican Republic. Our telephone number is 1-809-535- 9443.

CERTAIN TERMS USED IN THIS PROSPECTUS

When this Prospectus uses the words “we,” “us,” “our,” and the “Company,” they refer to Santo Mining Corp. “Commission” refers to the Securities and Exchange Commission. When this Prospectus uses the word “Property,” “Claim,” or “Mine”, it refers to a “metallic exploration concession application” which according to the Dominican Mining Law grants the holder with certain preferential rights. Upon issuance, an exploration concession grants the holder the exclusive right to explore within its boundary limits for up to a six year period. It also grants the holder the exclusive right to apply for an exploitation concession valid up to a seventy-five year period.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Related to Our Business

We have a limited operating history with significant losses and there can be no assurance that we can achieve or maintain profitability.

We have yet to establish any history of profitable operations.  We have not generated any revenues since our inception and do not anticipate that we will generate revenues which will be sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our mining Property. We may not be able to successfully commercialize our mines or ever become profitable.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended July 31, 2012 and 2011, respectively, with respect to their doubt about our ability to continue as a going concern. As discussed in Note 3 to our consolidated financial statements for the year ended July 31, 2012, we have generated operating losses since inception, and our cash resources are insufficient to meet our planned business objectives, which together raises doubt about our ability to continue as a going concern.

We may not be able to secure additional financing to meet our future capital needs.

We anticipate needing significant capital to conduct further exploration and development needed to bring our existing mining Property into production and/or to continue to seek out appropriate joint venture partners or buyers for certain mining properties. We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Funding from our Purchase Agreement with Hanover may be limited or be insufficient to fund our operations or to implement our strategy.

Under our Purchase Agreement with Hanover, upon effectiveness of the Registration Statement of which this Prospectus is a part, and subject to other conditions, we may direct Hanover to purchase up to $16,000,000 of our shares of common stock over a 36-month period. Although the Purchase Agreement provides that we may sell up to $16,000,000 of our common stock to Hanover, only 8,950,000 shares of our common stock are being offered under this Prospectus, which represents (i) 1,044,264 shares of common stock that we issued to Hanover as Initial Commitment Shares, (ii) 1,100,000 shares of common stock that we may be required to issue to Hanover as Additional Commitment Shares and (iii) 6,805,736 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.

At an assumed purchase price of $0.13875 (equal to 92.5% of the closing price of our common stock of $0.15 on March 8, 2013), and assuming the sale by us to Hanover of all of the 6,805,736 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $944,295 in gross proceeds. If we elect to issue and sell more than the 6,805,736 Shares offered under this Prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 108,509,586 shares of our common stock to obtain the balance of $15,055,705 of the Total Commitment that would be available to us under the Purchase Agreement. We are currently authorized to issue 450,000,000 shares of our common stock. Depending on the price at which Shares are ultimately sold, we may have to increase the number of our authorized shares in order to issue Shares to Hanover.

There can be no assurance that we will be able to receive all or any of the Total Commitment from Hanover because the Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Hanover to buy common stock from us.  For instance, the Company is prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount or the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  Moreover, the Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Purchase Agreement, and the Registration Statement of which this Prospectus is a part covers the resale of only 6,805,736 Shares that may be issuable pursuant to draw downs under the Purchase Agreement. These registration statements may be subject to review and comment by the staff of the Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured.

The extent to which we rely on Hanover as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Hanover were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $16,000,000 of common stock under the Purchase Agreement with Hanover, we will still need additional capital to fully implement our current business, operating plans and development plans.

Our business and operating results could be harmed if we fail to properly manage our growth.

Our business may experience periods of rapid change and/or growth that could place significant demands on our personnel and financial resources. To manage possible growth and change, we must continue to try to locate skilled geologists, mappers, drillers, engineers, technical personnel and adequate funds in a timely manner.

The development and operation of our mining projects involve numerous uncertainties.

Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•         estimation of reserves;

•         anticipated metallurgical recoveries;

•         future gold, copper, and silver prices; and

•         anticipated capital and operating costs of such projects.

Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•         unanticipated changes in grade and tonnage of material to be mined and processed;

•         unanticipated adverse geotechnical conditions;

•         incorrect data on which engineering assumptions are made;

•         costs of constructing and operating a mine in a specific environment;

•         availability and cost of processing and refining facilities;

•         availability of economic sources of power;

•         adequacy of water supply;

•         adequate access to the site;

•         unanticipated transportation costs;

•         government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•         fluctuations in metal prices; and

•         accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Mineral exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include:

•         the identification of potential economic mineralization based on superficial analysis;

•         the quality of our management and our geological and technical expertise; and

•         the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

The price of gold, copper, and silver are highly volatile and a decrease in the price of gold, copper, or silver would have a material adverse effect on our business.

The profitability of mining operations is directly related to the market prices of metals. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations of metals from the time development of a mine is undertaken to the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop our mining property at a time when the price of metals makes such exploration economically feasible and, subsequently, incur losses because the price of metals decreases. Adverse fluctuations of the market prices of metals may force us to curtail or cease our business operations.

Mining risks and insurance could have an adverse effect on our profitability.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although maintenance of insurance to ameliorate some of these risks is part of our proposed exploration program associated with those mining properties we have an interest in, such insurance may not be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our property. Either of these events could cause us to curtail or cease our business operations.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition of exploration properties and leases on prospects and properties and in connection with the recruitment and retention of qualified personnel. Such competition may result in our being unable to acquire interests in economically viable gold, copper, and silver exploration properties or qualified personnel.

We may not have access to the supplies and materials needed for exploration, which could cause delays or suspension of our operations.

Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times in our exploration programs. Furthermore, fuel prices are rising. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower can be obtained.

Attraction and retention of our qualified personnel is necessary to implement and conduct our mineral exploration programs.

Our future success will depend largely upon the continued services of our Board members, executive officers and other key personnel. Our success will also depend on our ability to continue to attract and retain qualified personnel with mining experience. Key personnel represent a significant asset for us, and the competition for qualified personnel is intense in the mineral exploration industry.

We may have particular difficulty attracting and retaining key personnel in the initial phases of our exploration programs. We do not have key-person life insurance coverage on any of our personnel. The loss of one or more of our key people or our inability to attract, retain and motivate other qualified personnel could negatively impact our ability to complete our exploration programs.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail, and you could lose your entire investment.

We have not yet started exploration of our Claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our Claims. You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals in any of our Claims. In such a case, we may be unable to continue operations, and you could lose your entire investment.

If we discover commercial reserves of gold on our mineral property, we can provide no assurance that we will be able to successfully advance Claims into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our current mineral property does not contain any known bodies of gold. If our exploration program is successful in establishing gold of commercial tonnage and grade on our Claims, we will require additional funds in order to advance the Claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and we may be unable to generate revenues.

As our business assets are located in the Dominican Republic and our directors and officers are outside of the United States you may be limited in your ability to enforce U.S. civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in the Dominican Republic and our directors and officers are located outside of the United States. Consequently, it may be difficult for U.S. investors to affect service of process within the U.S. upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in the Dominican Republic by a Dominican Republic court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Dominican Republic court, in the matter. There is substantial doubt whether an original action could be brought successfully in Dominican Republic against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

Our chief executive officer and sole director is also our largest stockholder and controls a significant percentage of our common stock.

Alain French, our President Chief Financial Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and director beneficially owns approximately 51.25 % of our issued and outstanding common stock.  As a result, this stockholder is able to exercise significant influence over most matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions.  Such a concentration of ownership may have the effect of delaying or preventing a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of operating revenues since inception through the date of this prospectus; and (iii) our dependence on the sale of equity securities to continue in operation. We have signed a Purchase Agreement with Hanover, for up to $16,000,000 through sales of our common stock. We anticipate that we will incur increased expenses without realizing enough revenues from operations. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our operations. If this happens, you could lose all or part of your investment.

We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We will be competing with many exploration companies that have significantly greater personnel, financial, managerial and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Our lack of any operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We do not have any material operating history, which makes it impossible to evaluate our business on the basis of historical operations.  Furthermore, we have pursued the business of mineral exploration and development for a short time, and thus our business carries both known and unknown risks. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our lacking any material operating history.

The prices of metals are highly volatile and a decrease in metal prices can have a material adverse effect on our business.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations in the metals market from the time exploration for a mine is undertaken and the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop a minerals property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metal prices have decreased. Adverse fluctuations of metals market prices may force us to curtail or cease our business operations.

Mining operations generally involve a high degree of risk.

Mining operations are subject to all the hazards and risks normally encountered in the exploration, development and production of base or precious metals, including unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Mining operations could also experience periodic interruptions due to bad or hazardous weather conditions and other acts of God. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailing disposal areas, which may result in environmental pollution and consequent liability.

If any of these risks and hazards adversely affect our mining operations or our exploration activities, they may: (i) increase the cost of exploration to a point where it is no longer economically feasible to continue operations; (ii) require us to write down the carrying value of one or more mines or a property; (iii) cause delays or a stoppage in the exploration of minerals; (iv) result in damage to or destruction of mineral properties or processing facilities; and (v) result in personal injury, death or legal liability. Any or all of these adverse consequences may have a material adverse effect on our financial condition, results of operations, and future cash flows.

Our properties are located in the Dominican Republic and are subject to changes in Dominican Republic political conditions and government regulations.

The Claims are located in the Dominican Republic. Change and uncertainty in the Dominican Republic could lead to changes in existing government regulations affecting mineral exploration and mining. Our business activities in the Dominican Republic may be adversely affected by changing governmental regulations relating to the mining industry. More generally, shifts in political conditions may increase the cost of conducting our business or maintaining our properties. Finally, the Dominican Republic’s status as a developing country may make it more difficult to obtain required financing for our projects.

Risks Related to Ownership of Our Common Stock

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the Commission.

Compliance with the periodic reporting requirements required by the Commission consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us.  We estimate our annual reporting expenses to be $55,000.  If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we may be forced to deregister with the Commission.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock.  In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers.  In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership.  We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

The application of the Securities and Exchange Commission’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock is currently trading at less than $5.00 per share and is therefore subject to the Securities and Exchange Commission’s (“SEC”) penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties. Our Claims are in the exploration stage only and are without proven reserves of natural resources. Accordingly, we have not generated any revenues nor have we realized a profit from our -operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

We may conduct further offerings in the future in which case investors' shareholdings will be diluted.

Since our inception, we have relied on sales of our common stock and warrants to fund our operations. We have signed a Purchase Agreement with Hanover, for up to $16,000,000 through sales of our common stock. Under the Purchase Agreement with Hanover, we may sell a substantial number of shares of our common stock to Hanover at prices that are at a discount to the then current market price of our common stock. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.  We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, investors' percentage interests in us will be diluted. The result of this could reduce the value of current investors' stock.

The sale or issuance of our common stock to Hanover may cause dilution and the sale of the shares of common stock acquired by Hanover, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Purchase Agreement with Hanover, upon effectiveness of the Registration Statement of which this Prospectus is a part, and subject to other conditions, we may direct Hanover to purchase up to $16,000,000 of our shares of common stock over a 36-month period. The number of shares ultimately offered for sale by Hanover under this Prospectus is dependent upon the number of shares ultimately purchased by Hanover under the Purchase Agreement. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Hanover under the Purchase Agreement, or the anticipation of such sales, could cause the trading price of our common stock to decline, could result in substantial dilution to existing stockholders and could make it more difficult for us to sell equity or equity-related securities in the future.

We are registering an aggregate of 8,950,000 shares of common stock under this prospectus pursuant to the Purchase Agreement and the Registration Rights Agreement. Notwithstanding Hanover’s beneficial ownership limitation set forth in the Purchase Agreement, if all of the 8,950,000 shares offered under this Prospectus were issued and outstanding as of March 14, 2013, such shares would represent approximately 12.21% of the total number of shares of our common stock outstanding and 27.47% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of March 14, 2013. The resale of these shares into the public market by Hanover could depress the market price of our common stock and result in substantial dilution to our existing stockholders.

Moreover, at an assumed purchase price of $0.13875 (equal to 92.5% of the closing price of our common stock of $0.15 on March 8, 2013), and assuming the sale by us to Hanover of all of the 6,805,736 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $944,295 in gross proceeds. If we elect to issue and sell more than the 6,805,736 Shares offered under this Prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 108,509,586 shares of our common stock to obtain the balance of $15,055,705 of the Total Commitment that would be available to us under the Purchase Agreement. We are currently authorized to issue 450,000,000 shares of our common stock. Because the actual purchase price for the Shares that we may sell to Hanover will fluctuate based on the VWAP of our common stock during the term of the Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act. The resale of such a substantial number of shares of our common stock relative to our current market capitalization into the public market by Hanover could significantly depress the market price of our common stock and cause substantial dilution to our existing stockholders.

Subject to certain conditions, we generally have the right to control the timing and amount of any sales of our shares to Hanover, except that the Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Hanover to buy common stock from us.  For instance, we are prohibited from issuing a Draw Down Notice if, among other things, the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount or the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  The per share purchase price for the Shares subject to a Draw Down Notice will be equal to 92.5% of the arithmetic average of the VWAPs over a certain number of trading days during the applicable Pricing Period as set forth in the Purchase Agreement. Accordingly, Hanover will pay less than the then-prevailing market price for our common stock, and the actual purchase price for the Shares that we may sell to Hanover will fluctuate based on the VWAP of our common stock during the term of the Purchase Agreement. As a result, Hanover may ultimately purchase all, some or none of the shares of our common stock offered pursuant to this Prospectus and, after it has acquired shares, Hanover may sell all, some or none of those shares. The sale of these shares of our common stock to Hanover under the Purchase Agreement, or the anticipation of such sales, could cause the trading price of our common stock to decline, could result in substantial dilution to existing stockholders and could make it more difficult for us to sell equity or equity-related securities in the future.

You may experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered may be substantially higher than the net tangible book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering at the current market value, you may suffer immediate and substantial dilution in the net tangible book value of the common stock. See “Dilution” in this Prospectus for a more detailed discussion of the dilution which may incur in connection with this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of Shares to Hanover pursuant to the Purchase Agreement. The net proceeds received from any such sales of Shares to Hanover under the Purchase Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

DILUTION

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Form 10-Q on December 17, 2012, for the period ended October 31, 2012, the net tangible book value of the Company’s assets as of October 31, 2012 is $136,678.

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

The net book value of the Company at October 31, 2012 was $136,678 or $0.00212 per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that all of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of October 31, 2012, the then outstanding 64,352,005 shares of common stock, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $136,478 (after deducting commissions and offering expenses) or approximately 0.00212 per share.

At an assumed purchase price of $0.13875 (equal to 92.50% of the closing price of our common stock of $0.15 on March 8, 2013), we will be required to issue an aggregate of 115,315,315 shares of common stock, if the full amount of $16,000,000 is exercised pursuant to the Purchase Agreement.

Assuming a 25% decrease to the purchase price of $0.13875 (equal to 92.50% of the closing price of our common stock of $0.15 on March 8, 2013), we will be required to issue an aggregate of 153,753,754 shares of common stock, if the full amount of $16,000,000 is exercised pursuant to the Purchase Agreement.

Assuming a 50% decrease to the purchase price of $0.13875 (equal to 92.50% of the closing price of our common stock of $0.15 on March 8, 2013), we will be required to issue an aggregate of 230,630,631 shares of common stock, if the full amount of $16,000,000 is exercised pursuant to the Purchase Agreement.

The dilution associated with the offering and each of the above scenarios is as follows:

	115,315,315 shares issued	153,753,754 shares issued	230,630,631 shares issued
Offering price	$0.13875	$0.104	$0.069
Net Tangible Book Value Before Offering (per share)	$0.00212	$0.00212	$0.00212
Net Tangible Book Value After Offering (per share)	$0.08981	$0.07399	$0.05470
Dilution per share to Investors	$0.04894	$0.03008	$0.01467
Dilution percentage to Investors	35%	29%	21%

SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that have been or may be issued by us to Hanover under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see “Equity Enhancement Program with Hanover” below. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Hanover on March 11, 2013 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Hanover has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this Prospectus.  This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of March 14, 2013.  As used in this Prospectus, the term “selling stockholder” includes Hanover and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this Prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this Prospectus. The selling stockholder may sell some, all or none of its shares in this offering.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 65,396,269 shares of our common stock outstanding on March 14, 2013. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this Prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Hanover Holdings I, LLC (4)	1,044,264	1.60%	8,950,000	-0-	*

*      Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)   This number represents the 1,044,264 shares of common stock we issued to Hanover on March 11, 2013 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us.  In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the shares that may be issued to Hanover as Additional Commitment Shares under the terms of the Purchase Agreement, because the issuance of such shares is dependent on whether the registration statement of which this prospectus is a part is declared effective on or prior tothe earlier of (A) June 13, 2013 and (B) the fifth business day after the date the Company is notified by the SEC that the Company’s Registration Statement will not be reviewed or will not be subject to further review and (ii) all of the shares that Hanover may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Hanover’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Hanover under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Hanover to the extent that Hanover or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock.

(2)   Applicable percentage ownership is based on 65,396,269 shares of our common stock outstanding as of March 14, 2013.

(3)   Assumes the sale of all shares being offered pursuant to this Prospectus.

(4)   The business address of Hanover is c/o Magna Group, 5 Hanover Square, New York, New York 10004. Hanover’s principal business is that of a private investment firm.  We have been advised that Hanover is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Hanover nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  We have been further advised that Joshua Sason is the Chief Executive Officer of Hanover and owns all of the membership interests in Hanover, and that Mr. Sason has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Hanover.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

Our common stock has been trading on the OTCBB under the symbol SANP since May 3, 2012. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter, or the OTC, equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Price range of common stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service.  These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal July 31, 2013		Fiscal July 31, 2012
	High	Low	High		Low
First Quarter (August 1– October 31)	$11.00	$0.47	$	--(1)	$	--(1)
Second Quarter (November 1– January 31)	$1.30	$0.18	$	--(1)	$	--(1)
Third Quarter (February 1- April 30)(through March 8, 2013)	$0.20	$0.14	$	--(1)	$	--(1)
Fourth Quarter (May 1- July 31)	$--	$--		$4.00		$2.00

(1)	A public market for our common stock did not exist prior to May 3, 2012.

 Holders

As of March 8, 2013, we had 8 shareholders of record of our common stock.  Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to our offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plans

We have no equity compensation program, including no stock option plan, and none are planned for the foreseeable future.

PENNY STOCK CONSIDERATIONS

Our common stock is currently trading at less than $5.00 per share and is therefore subject to the SEC’s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

DESCRIPTION OF BUSINESS

Overview

Santo Mining Corp. is a company which acquires various metallic exploration concession applications in the Dominican Republic for the purpose of exploration and extraction. We target near-term production opportunities in the Dominican Republic, in areas geologically which may be similar to Pueblo Viejo, one of the largest sulfide gold deposits in the Western Hemisphere. Our vision is to define deposits and extract metals from both alluvial deposits that require minimal processing and bulk-tonnage, open-pit oxide and sulfide gold deposits where poly-metallic ores with economic concentrations of precious and base metals may be extracted and transported to local or offshore processing plants and refineries.

The Company plans to combine rapid exploration methodology with innovative operational and logistical approaches to ensure the efficient and effective extraction of gold and other metals in the future.

Our exploration projects create an alternative opportunity for investors. Each of our metallic exploration concession application areas lies within high-potential geology–which may have similar characteristics as Pueblo Viejo, one of the world’s largest sulifde gold deposit. Each metallic exploration concession application is ideally situated for our geology team approach to exploration.

This swift mobilization and on-site sampling analysis capability was developed to drive growth and value in the near and long terms. Our Claims are 100% owned, and lie in the core of the mineral rich Hispaniola Gold-Copper Back-Arc.

 History

We were incorporated in the State of Nevada on July 8, 2009.  From our inception, we were engaged in the operation of a website portal, www.drdentalspa.com, and www.drdientesblancos.com where both dentists and patients could access dental information, as well as operating a teeth whitening business. Recently, our management decided to redirect our business focus towards identifying and pursuing options regarding the acquisition of mineral exploration property with the focus on gold and other precious metals.  Our new operational website is www.santomining.com.

From July 8, 2009 through to the date of the acquisition of our first Claim we were a designated shell company with minimal operations.  As described below, on July 30, 2012, we entered into an acquisition agreement and began operations and ceased to be a shell.

On March 2, 2012, we sold 337,500 shares of common stock for $150,000 in a private placement transaction. The shares were issued pursuant to Regulation S of the Exchange Act of 1933.

On March 19, 2012, we filed a Certificate of Amendment to our Articles of Incorporation, or the Amendment, to change our name from “Santo Pita Corporation” to “Santo Mining Corp.” and to increase the authorized shares of our common stock from 100,000,000 to 450,000,000.

On March 26, 2012, we effected a 1-for-4.5 forward stock split for our common stock. On July 9, 2012 we effected a 4-for-1 reverse stock split for our common stock. Except as otherwise indicated, all of the share and per share information referenced in this Report has been adjusted to reflect the July 9, 2012 reverse stock split of our common stock.

On July 19, 2012, the Company sold 102,000 shares of the Company common stock for $51,000.

During the year ended July 31, 2012, the Company agreed to issue 233,335 shares of common stock to a third party vendor for services. These shares were valued and recorded at their fair value of $46,667.

On July 30, 2012, the “Acquisition Closing Date, we entered into a mineral property acquisition agreement, which we refer to as the Acquisition Agreement, with Gexplo, SRL, or the Vendor and Rosa Habeila Feliz Ruiz, an officer and director of the Company, whereby the Company agreed to acquire from the Vendor an undivided one hundred percent (100%) interest in and to a Claim known as Alexia, which is located in the province of Dajabon, in the municipalities of Dajabon and Partido, specifically in the sections Chaucey, La Gorra and Partido Arriba, covering  Los Indios, Pueblo Nuevo, Hatico Viejo, El Junco, La Gallina, Tahuique and Charo located in the Dajabon 5874-I (11) and Loma de Cabrera 5874-II (19) topographical sheets, complying with the terms of mining law No. 146 and its regulations, referred to as the Alexia Claim, as described in the Acquisition Agreement, or the Acquisition.

Pursuant to the terms of the Acquisition Agreement, in consideration of an undivided 100% interest in and to the Alexia Claim, the Vendor received 6,456,600 shares of the Company’s common stock transferred from Ms. Ruiz and the cancellation of the promissory note for $59,770 from the Company to the Vendor dated May 31, 2012.

On September 17, 2012, the Company sold 600,000 shares of common stock for $300,000.

In September 2012, 116,665 shares were issued to a third party vendor for services. These shares were valued at $23,333.

On September 17, 2012, the Company exercised its right of first refusal to purchase two additional metallic exploration concession applications, Walter, or the Walter Claim, and Maria, or the Maria Claim, from GEXPLO, SRL pursuant to the “Acquisition Agreement”.  In exchange for the Walter Claim and the Maria Claim, Rosa Habeila Feliz Ruiz, the Secretary of the Company, transferred 13,181,460 of her shares of the Company’s common stock to the Vendor. The Vendor is owned by Alain French, our President, Chief Executive Officer and sole Director.

On October 12, 2012, we amended the Acquisition Agreement, or the Acquisition Amendment, with GEXPLO, SRL and Rosa Habeila Feliz Ruiz, an officer and director of the Company. Pursuant to the Acquisition Amendment, the Company would no longer have right of first refusal to purchase the Shalee and Daniel Claims and instead would have right of first refusal to purchase the Henry, Francesca, Eliza, and Nathaniel Claims.

On October 12, 2012, the Company exercised its right of first refusal to purchase four additional mineral properties, Henry, or the Henry Claim, Francesca, or the Francesca Claim, Eliza, or the Eliza Claim, and Nathaniel, or the Nathaniel Claim, from the Vendor pursuant to the Acquisition Agreement.  In exchange for the Claims, Rosa Habeila Feliz Ruiz transferred 12,644,943 of her shares of the Company’s common stock to the Vendor. The Vendor is owned by Alain French, our President, Chief Executive Officer, Secretary, Treasurer and Director.

On December 18, 2012, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) and an Investment Agreement (the “Investment Agreement”) with Deer Valley Management, LLC. (“Deer Valley”) whereby Deer Valley was to purchase up to $5,000,000 of the Company’s common stock, $0.00001 par value (the “Common Stock”). Due to Deer Valley’s inability to proceed with the Securities Purchase Agreement, the Company cancelled such agreement on February 27, 2013 and cancelled the Investment Agreement, and all the transactions contemplated thereby, on March 14, 2013.

On March 11, 2013, the Closing Date, Company entered into the Purchase Agreement with Hanover.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $16,000,000, the Total Commitment, worth of the Company’s common stock, $0.00001 par value, which we refer to as the Shares, over the 36-month term of the Purchase Agreement.

Business Strategy

The Company’s business strategies are as follows:

  Concentrating its exploration and mining efforts in regions that have favorable commercial and fiscal terms.
  Stable locations that provide extensive existing infrastructure.
  Regions that have an experienced and trained workforce.
  Santo Mining Corp. will use new technical advances in exploration.
  These exploration techniques will help Santo Mining Corp. identify structures and formations previously unidentified using older techniques.
  Focus on identifying further major gold deposits similar in size to Barrick’s Pueblo Viejo; one of the largest gold deposits in the Western Hemisphere.
  Target bulk tonnage, open pit oxide and sulphide gold deposits.
  Fully committed to a “Fast Track” production taking advantage of gold's unprecedented prices.

Strategy

Santo Mining Corp. looks at creating shareholder value by:

  Investing in our Claims to identify and to discover and delineate economic gold resources
  Advancing promising gold deposits through to engineering and feasibility stage and partnering with leading mining companies and end user companies to finance and manage operations
  Searching for accretive merger and acquisition projects

Strategic Goals for 2012-2013

  Commenced exploration program in September, 2012 with the objective of testing samples
  Test new target areas in early 2013 with the objective of outlining new gold resources
  Start drilling to test new surface discoveries and expand any found deposits
  Conduct additional metallurgical work
  Examine M&A and regional consolidation opportunities

Competitive Strengths

o   The Company is located in The Dominican Republic which is experiencing an unprecedented gold mining rush. During the last three years it is estimated total investment in the mining sector is between $4-5 Billion. New exploration around Spanish Colonial metal workings and some Greenfield locations resulted in a proliferation of near-term gold production opportunities.

o   The Company has Claims in the mineral rich Hispaniola Gold-Copper Back-Arc, rising to 10,000 feet, cuts a diagonal swath across the island where Taino Indians collected gold nuggets from the river and later Columbus was first to systematically extract gold. Today the island is literally peppered with historical gold, silver and copper works. Some of these former sites have been explored and resulted in major discoveries; while others have yet to be investigated.

o   There have been some major and significant mineral discoveries where the Company owns Claims within a very close proximity to some proven reserves. These include Barrick Gold’s world class “Pueblo Viejo” mine with reported probable and proven reserves of 25.3 million ounces of gold valued at $40 Billion at current prices. This mine is expected to produce more than 1 million ounces a year once production ramps up in 2013 (source: Barrick Gold Corp). Others include, Meanwhile Perilya’s “Cerro de Maimón” produces 130,000 ounces of gold every year valued at $204.5 million at recent current prices. Not far to the west is Falcondo Xstrata’s enormous 49.6 million ton Nickel complex, formerly the World’s second largest nickel mine (Source: Falcondo Xstrata).

o   The Dominican Republic is a democratic country with similar political structure to USA. Santo Domingo is a modern bustling city with all the amenities and technologies of its US counterparts. Following recent presidential elections, the new republican president installed his cousin Mr. Alexander Medina (Former Falconbridge executive) as the new Director of the Mining Management Office and Mr. Lisandro Lembert as Vice-Minister of Mines and Energy. Both appointments have been received well by the mining sector and both are making significant improvements to their respective agencies.

o   The Company has precious and base metal Claims in the heart of the mineral rich geology, an agile exploration team with over 100 years of local experience, a pipeline of highly prospective Claims, close ties with many community leaders, and field efforts supported by seasoned financial consultants.

o   Our officers and directors include highly experienced and respected executives with extensive experience in both the senior and junior mining industry.

o   The Company has been financed to get it through its first stage of development.

Sources of Available Land for Mining and Exploration

Much of the desirable land for mining and exploration in the Dominican Republic has been claimed by mining companies including Barrick Gold, Xstrata Falconado, Brigus, Perilya, Unigold, Goldquest, Goldstar and others. We have a pipeline of promising Claims owned by GEXPLO,SRL, several of which are immediately adjacent or close to the above mentioned mining company Claims.

The Alexia Claim totals 2,775 mining hectares. The Walter Claim totals 200 mining hectare. The Maria Claim totals 1,486 mining hectares. The Henry Claim totals 1,900 mining hectares. The Francesca Claim totals 2,120 mining hectares. The Eliza Claim totals 243.75 mining hectares. The Nathaniel Claim totals 475 mining hectares.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral property.

Government Regulation

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our Company and our property. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which these requirements will affect our company or our property if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our property.

As per information obtained from the Central Bank of the Dominican Republic and the General Director of Mining, mining activities in the Dominican Republic focus mainly on mining of ferronickel and gold. The Dominican Republic has a very active mineral exploration sector, with the mining of minerals, both metallic and non-metallic, being an important aspect of the economy. The dominant producers are Perilya Gold and Falcondo Xstrata Nickel, which mine deposits in central Dominican Republic as well as Barrick Gold’s scheduled production of gold at the Pueblo Viejo mine in the Cotui area. The government sees the mining industry as representing one of the main sources for socio-economic development of the Dominican Republic. Government policy concerning the mining industry is geared towards the protection of the environment and the integration of affected communities to the mining projects. The major mining opportunities in the Dominican Republic are found in ferronickel, marble, salt and plaster, construction aggregates (such as limestone), gold and silver. According to a speech in February 2012 by President Leonel Fernandez the  Dominican Republic’s economy expanded 4.5 percent in 2011 behind “astronomical growth” in the mining sector and further growth is expected in 2012 due to continued extraction expansion and of nickel at the Xstrata Plc Falcondo mine and the beginning of gold production this year at the Pueblo Viejo mine by the Barrick Gold Corp.

The legal framework that governs mining operations in the Dominican Republic is comprised of the following legal provisions: the Constitution of the Dominican Republic, and the various laws of the mining operations of the Dominican Republic, herein referred to “Law”; Law No. 146 of 1971, also known as the Dominican Mining Law, and its regulation for enforcement; and presidential decrees (Decree No. 613-00, regarding the creation of the National Council for Mining Development; Decree No. 839-00 dated 26 September 2000, regarding the declaration of mining as an activity of the highest priority of the Dominican state, thereby instructing the Corporate Mining Authority to enter into certain agreements regarding the development of certain mining sectors of the country; and Decree No. 947-01 dated 19 September 2001, regarding the creation of Industrial mining parks for whom the tax incentives of the Dominican Industrial Free Zone Law No. 8-90 are extended to). Law No. 123-71, along with its regulation of enforcement, also regulates certain mining activities, namely the extraction of sand, gravel, chippings, rocks and similar materials.

As in most nations, the Constitution of the Dominican Republic is the general framework that establishes broad norms for the functioning of the state. The Constitution enshrines the protection of property and the inviolability of such in article 51. However, article 17 of the same sets forth that "mining and hydrocarbon deposits and, in general, all non-renewable resources, may only be explored or exploited by private parties, under sustainable environmental criterion, in accordance with concessions, agreements, licenses, permits or quotas, under the conditions determined by law". Thus, any person seeking to undertake mining operations in the Dominican Republic must take into account that the Dominican state is a necessary participant in any mining operation, and that the property of the minerals is that of the state, although the entity awarded with a concession has the right to profit from the extracted minerals. Property of the state, as may be construed from the provisions set forth in Law No. 146's Regulation for Application refers to the mineral reserve, and not the extracted minerals which belong to the concessionaire. The Dominican Mining Law No. 146 of 4 June 1971, which we refer to as Law 146, is the legislation currently in force in the Dominican Republic relating to the exploration and exploitation of mining materials. The Law is complemented by its Regulation for enforcement number 207-98 of 3 June 1998, which clarifies certain aspects of the Law and establishes specific administrative processes in order to implement the norms contained in the Law.

Law 146, as well as its regulation, establish that the state is the owner of all mineral deposits, of any nature, on Dominican soil and that the exploitation or mining of such deposits are undertaken by means of concessions or agreements granted exclusively by the government. Furthermore, the Law is highly protective of the local legal regime providing that all concessions granted within national territory are exclusively governed by the laws and courts of the Dominican Republic, and when foreigners are the concessionaires, such concessionaires are deemed to have validly waived any right to diplomatic protection in relation to the concession. The Law also creates the General Mining Directorate, which is the administrative body in charge of implementing the Law and regulating mining activities in the Dominican Republic.

We should also point out that our General Environmental and Natural Resources Law No. 64-00 (Law 64-00), which governs all environmental related issues in the Dominican Republic also plays an important role with respect to mining activities in said country. The purpose of this law is to set the general rules towards the conservation, protection, improvement and restoration of the environment and the natural resources, intending to assure a sustainable use having unified segregated rules concerning environmental protection and creating a governmental authority - the Ministry of Environment and Natural Resources - with wide authority to oversee and regulate the application of Law 64-00. Article 38 of Law 64-00 establishes the process of environmental evaluation, in order to prevent, control and mitigate the impacts over the environment and natural resources caused by works, projects and other activities. According to the list published by the Ministry of Environment and Natural Resources regarding projects that require environmental impact studies in order to obtain an environmental license, the activities involving the mining sector are the following: development, exploitation and processing of metallic and non metallic mining; exploration and mining prospection; extractive metallurgy and mining parks.

Law 146 regulates investments in mining activities, although there is also a general foreign investment law (Law No. 16-95 and its amendments), which requires registration of foreign investments for statistical purposes. Under Law 146 mining rights may be acquired both by domestic and foreign parties; however, foreign investors in these activities are required to incorporate a Dominican subsidiary prior to holding exploration concessions over mineral rights. The possibility of operating through a branch, in lieu of a Dominican subsidiary may be reached through special agreements entered with the executive branch and subject to Congress approval. Although Law 146 provides for certain rules governing the exemption to foreign exchange requirements, such provisions are no longer relevant as per freedom of convertibility and transferability principles in force since 2002 with the enactment of our current Monetary and Financial Law No. 183-02. Accordingly, in connection with foreign exchange regulations, including the external debt service, no approvals are currently required from any governmental authorities for purposes of assuming debt in foreign currencies, accessing the currency exchange markets or transferring funds abroad, provided that such exchange and transfer activities are done through duly authorized financial and exchange intermediation entities of the Dominican Republic.

The Dominican Republic is party to numerous international investments and free-trade treaties including DR-CAFTA; however, none apply specifically to mining activities, and such operations sometimes are excluded from these treaties in most cases. As to dispute resolution mechanisms we should point out that the Dominican Republic is a party to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention), and that arbitration clauses are not in contradiction of or subject to restrictions under the laws of the Dominican Republic, except for judicial homologation (exequatur) requirements.

Law 146 recognizes two distinct types of concessions that may be granted by the state: concessions for the exploration of mining materials; and concessions for the mining itself or exploitation of the mining materials. Article 17 allows additionally, the creation of 'fiscal reserves' by the executive branch, within a determined mining zone, and following such creation, allow the exploration and evaluation of mining sources, and allow exploitation activities through special contracts. The process of obtaining a mining concession is relatively straightforward, and is contained in articles 143 through 176 of Law 146, as well as certain other provisions of Regulation 207-98. In summary, the entity interested in mining a piece of land must fulfill the requirements established by Law 146, Regulation 207-98, and those of the General Mining Directorate. The General Mining Directorate then either approves the concession or rejects it. If approval is granted, the Ministry of Industry and Commerce proceeds to issue a resolution authorizing the concession. The General Mining Directorate also grants any and all rights of passage and rights of use of the land of third parties once the concession is granted, notwithstanding if the permit is granted either for exploration purposes or for mining operations. If a foreign entity seeks to receive a concession for exploration purposes only, then it is allowed to do so as a foreign entity, though it must prove its existence to the General Mining Directorate through the filing of certain documents. However, the Law expressly establishes that foreign entities that seek mining (or exploitation) concessions must do so through the incorporation of a Dominican company fulfilling all the requirements under Dominican law. Nevertheless, if the foreign entity had begun exploration operations as such, and requested the granting of a mining concession, while the incorporation of the Dominican company is being undertaken, the foreign entity may initiate mining activities. The concession granted is intuitu personae, and consequently, may not be assigned without prior written approval from Ministry of Industry and Commerce.

Pursuant to the provisions of Law No. 146, a mining concession gives the exclusive right over all substances found within the perimeter thereof, to explore, exploit or develop such substances in accordance with the provisions of applicable laws.

Among the obligations of the holder of a concession are the following, which may be construed as covenants to maintain its concession:

o   Protection of life and health of the workers;

o   Submission of semi-annual progress and annual operation reports;

o   Compliance with environmental standards;

o   Payment of annual patents, royalty fees and income taxes;

o   keeping of legal accounting books in accordance with applicable accounting rules;

o   Execution of works in accordance to methods and techniques avoiding damages to the landowner and to the adjoining concessionaires; and

o   Starting the works within six months after the date of the granting of the concession, under sanction of forfeiture.

The executive branch may declare a mining zone as a fiscal reserve, and grant exploitation rights over such reserve through special contracts. The requirement for such exploitation rights, as per the provisions of article 19 of Law 146, is that any such mining exploitation within a fiscal reserve, must be granted by means of a public bidding process. Congress approval is not necessary for these purposes; however, such Congress approval becomes mandatory when tax incentives are provided through the special contract. The use of the fiscal reserve and 'special contract' combination, although not uncommon, is treated as the exception as opposed to the rule when it comes to the granting of mining concessions under Law 146. They simply allow for the executive branch to reach mining arrangements with private parties in conditions that may differ from those generally provided under Law 146. In general, this combination will have equivalent standing as compared to a concession, but following the amendment made to article 19 of Law 146, special agreements may provide for conditions or rights that are less favorable to those generally granted under Law 146 with respect to mining concessions in general.

As may be construed from the descriptions detailed above, the jurisdiction authority over mining activities is generally placed in the executive branch, comprised by the presidency and the Ministries of Industry and Trade, and Environment and Natural Resources.

Mining concessionaires must pay three distinct taxes or fees: royalty fees to the Dominican government; export fees; and income tax. First, the royalty fee contemplated by the law is calculated on the basis of the size of the land covered by the concession, as well as the type of concession granted. However, the amount paid in royalty is not very large, since in no case does any royalty payment exceed 45,000 Dominican Republic pesos. This fee is paid on a yearly basis, but in two installments. On the other hand, the second fee that must be paid is an export fee, equivalent to 5 per cent of the invoice value of the mineral exported, paid in full within three months of the export. Finally, we must note that in the concession and mining agreement executed between the state and the concessionaire, the parties are free to establish any royalty payment that is agreed upon, in addition to those contemplated by the law.

In addition to those taxes and royalties payable by mining concessionaires, which include a 25 per cent income tax, the latter would also need to consider and may be required to pay an annual asset tax of 1 per cent over the value of the assets of the concessionaire and tax withholding obligations over salaries paid to employees and dividends distributed to shareholders.

In case of non-renewable natural resources, parties are required to pay a 5 per cent contribution of their generated net profits produced from the exploitation activity to the municipality. Right holders of concession permits under Law No. 123-71 are required to pay the above mentioned income and municipal taxes. In addition, such right holders must pay a contribution equal to 4.10 Dominican Republic pesos per cubic meter of mineral extracted, removed or excavated. The above tariff may be increased from time to time.

Upon the occurrence of payment defaults, as a cause of forfeiture, the Ministry of Industry and Commerce, before pronouncing the forfeiture must require, by means of a written notice, that the concessionaire rectify the fault within a period of 30 working days. After the expiration of said period, the Ministry of Industry and Commerce may dictate the forfeiture by means of a resolution which must be published in the Official Gazette. The concessionaire may also be penalized with a 10 per cent surcharge. There are no rules prohibiting a creditor to step in and cure in lieu of the mining company. Income tax payment defaults are subject also to penalties provided under the Dominican Tax Code.

Under article 15 of the Dominican Constitution, water constitutes a strategic national heritage of public use, unalienable, imprescriptibly, not subject to attachments, and essential for life. Human consumption has priority over any other use, while the state must elaborate and implement effective policies towards the protection of country´s water resources.

Several institutions are in charge of issuing required permits and authorizations for the use of waters resources. Law No. 5852 on the Distribution of Public Waters provides that any party wishing to use public waters must obtain a water title. In accordance with article 48 of Law No. 5825, a petition in this sense must be filed before the National Institute of Hydraulic Resources (INDRHI). If granted, the water rights are subject to certain fees based on invested capital in installed facilities and annual permitting fees. Other authorizations or permits may be required from the Natural Potable Water and Sewage Institute (INAPA) particular in connection with the use or installation of water lines and sewers, or both. For the construction of wells and for the exploitation and use of underground waters, parties are required also to obtain a permit from the sub-ministry of soil and water of the Ministry of Environment and Natural Resources.

Under article 6 of Law146, the mining concession constitutes a different right than that of an owner of a real property, whether the mining concession and the ownership right over the property, belong to the same person. The usufruct of mining sources gives the right to the concessionaire to use also the surface of the land, whether it owns such land or not, provided however that the concessionaire must indemnify the corresponding third party for damages causes during the mining operations (article 63 of the Law 146). Article 78 of the Law 146 provides that concessionaires must reach agreements with the owners or occupants of land they require for their mining operations, or both. Such agreements must include provisions relating to the superficial extension of the land required for purposes of building dwellings, storage spaces, shops, plants, tailings deposits, water tanks, construction deposits, and other types of improvements. Easements relating to electric line routes are governed by our General Electricity Law No. 125-01, its amendments and rules of enforcement. Under said legislation easements are usually granted through the concession agreement required for purposes of distributing or transmitting energy; the use of the national grid transmission lines are subject to the payment of special tolls and other similar fees.

Subject to the obtainment of required permits or concession rights under our General Electricity Law No. 125-01 and its amendments and rules of enforcement, mining concessionaires may elect to procure their supply of electricity under different modalities that include total or partial self generation, the purchase of energy in the National Interconnected Electricity System of the Dominican Republic (national grid) under special contractual rights and as an Un-Regulated User (URU); or purchase of electricity from a third party outside the NIES, or national grid, under any contractual modality and as a URU, or both.

Pursuant to the Mining Law, exploitation concessions are granted for a maximum term of 75 years. The termination of the concession occurs upon expiration of the applicable tenure. Anticipated termination of rights under a mining concession may occur upon the following:

•         Through a waiver or reduction upon request of the concessionaire.

•         Upon a declaration of nullity or invalidity following a determination that:

•         The concession was granted to an unqualified person as per article 13 of Law 146.

•         That the concession was granted directly or indirectly to foreign governments.

•         That the concession was granted within the perimeter of an existing fiscal reserve or existent concessions.

•         That the concession was granted to the same person in excess of the maximum limits provided under articles 32 and 43 of Law 146.

•         Upon termination pursued by the Ministry of Industry and Trade subject to the lawful causes detailed in Law 146, which include the following in connection with exploration concessions:

•         Failure to start exploration within six months following the issuance of the concession.

•         Interruption of exploration activities for more than six continuous months.

•         Carrying out exploitation activities during exploration tenures under an exploration concession.

•         Failure to pay mining fees, taxes and royalties.

•         Upon failure to comply with programmed works.

•         Failure to carry out reporting obligations as required under articles 72 and 192 of Law 146.

And the following causes in connection with exploitation concessions:

•         Failure to initiate exploitation within a one-year term following issuance of the concession;

•         Interruption of exploitation activities for more than two continuous years;

•         Failure to pay applicable mining fees, royalties and taxes;

•         Suspension of commercial production (defined as the sale of exploited metallurgic minerals without benefits for the state in the form of income tax for more than two consecutive years);

•         Failure to incorporate a Dominican subsidiary within a six-month term following issuance of the concession; and

•         Failure to comply with reporting requirements.

Upon the occurrence of the causes of termination specified above, the Ministry of Industry and Commerce, before pronouncing the forfeiture must require, by means of a written notice, that the concessionaire rectify the fault within a period of 30 working days. Upon expiration of said period, the Ministry of Industry and Commerce may dictate the forfeiture by means of a resolution, which must be published in the Official Gazette.

Affected parties may file administrative appeals before the Ministry of Industry and Commerce, and before the Administrative Courts of the Dominican Republic which are part of the Judicial Branch.

Concession rights granted by the Dominican government may be subject to pledges under Dominican law, provided that such granting party agrees to the awarding of the security interest. These types of securities are governed by the provisions set forth in articles 91 et al of the Commercial Code that relate to the commercial pledge. A commercial pledge is usually the type of security considered for purposes of pledging all types of intangible assets, in connection with international and domestic credit facilities or other finance arrangements. Applicable to all pledges over intangible assets, creation is done through the execution of a bilateral pledge agreement, signatures of which are usually certified by a local notary public (since the agreement will be subject to filings and public notices, it is important, as to all other collateral agreements aiming to create a security interest in local assets, to be drafted in Spanish, and as per conventional forms usually resorted to for such purposes). Perfection of the security takes place through a notice of the pledge agreement by an appointed local and territorially qualified bailiff. This notice is required under articles 91 of the Commercial Code, and article 2075 of the Civil Code. The notice documentation is registered by the bailiff before the Civil Registry, as required for all bailiff acts. When attempting to create a security interest over concession rights, prior approval from the governmental institution or agency providing such concession is required, as ordinarily, transfer restrictions are imposed in these concessions, or apply in the absence of any particular language, as a general rule deriving from administrative law principles. Other permits, such as environmental permits are not subject to pledges or prior approvals from the granting authority, as these permits are usually only issued once for the entire life of the approved project. In case of a foreclosure resulting in a change of control over the project, a notice of such change of control, and the responsible party named in the environmental license is to be served to the Ministry of Environment and Natural Resources. Similar creation and perfection requirements apply in connection with the granting of pledges over other intangibles, including rights under project agreements, onshore bank accounts and trademarks, insurance proceeds and share of local companies. All security agreements must be recorded also before the public registry maintained by the mining directorate. Mortgages may also be granted over real property owned by the concessionaire or an affiliate guarantor; non-possessory pledges (similar to chattel mortgages) may also be granted over the concessionaire's inventory, its equipment and other personal property.

It is accepted practice for creditors financing mining projects and other major projects subject to governmental concessions to enter into direct agreement with the Government for further strengthening the step-in rights of such creditors, namely by allowing lenders to become qualified successor owners or operators following foreclosure procedures.

In general, the Dominican Republic laws governing security interests have organized certain special protection for the benefit of the credit itself, and also for the benefit of the debtor, when requiring a public auction: the creditor must proceed to the court so that it may order the sale, and give a chance to the debtor, since the latter may have means of defense to present against the proceedings. Accordingly, a creditor may not seize property directly; instead it must attempt to receive proceeds from the public sale of the pledged or mortgaged asset of its obligor.

In general, as per the provisions of our current Insurance Law No. 146-02, all insurance obtained for assets and interests located in the Dominican Republic must be obtained through duly authorized insurance companies or intermediaries of said jurisdiction. Risks assumed by local insurance companies may be reinsured with foreign insurance or reinsurance companies, although in practice, many projects resort to fronting policy schemes.

In accordance with article 135 of the Dominican Labor Code, at least 80 per cent of the total number of employees of any local business must be made up of Dominican citizens. The salaries earned by Dominican employees must also amount to at least 80 per cent of the total sum of payments made by the employer to all its employees. Note that the salaries earned by employees that work in technical functions, as well as positions of direction and management are excluded from the calculation as to the above provision.

Company owners may be liable for labor and tax liabilities as per the provisions set forth in the Dominican Labor Code and the Dominican Tax Code. These liabilities should not extend beyond the mining project company to mortgagees or creditors, although the rights of employees for the payment of their salaries and the rights of the government in connection with the payment of applicable taxes benefit from a legal privilege that would allow for payment ahead of any other creditors of the mining concessionaire. Unless involved directly, environmental liabilities should not extend beyond the mining project company or its directors, to any other third party.

Special attention and due diligence efforts should always be carried out in connection with the financing of mining projects, mainly in connection with all environmental licensing and permitting requirements.

Although we may not rule out that mandated concession renegotiations may occur in light of increased commodity values, subject to compliance with general provisions of law, we are not aware of any activity in the Dominican Republic leading to such mandated renegotiation processes.

The General Mining Directorate's website, on which most mining laws and regulations may be found in electronic form, is http://www.dgm.gov.do.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

In addition to the requirements for the obtainment of a mining concession there is also a requirement for an Environmental License. The applicant must file a preliminary application and if approved will require amongst other things an environmental impact study. Article 38 of Law 64-00 establishes the process of environmental evaluation, in order to prevent, control and mitigate the impacts over the environment and natural resources caused by works, projects and other activities. This evaluation is pursued in accordance with the following instruments:

• Environmental impact statement (DIA in Spanish);

• Strategic evaluation impact;

• Study of environmental impact;

• Environmental report;

• Environmental license;

• Environmental permit;

• Environmental audits; and

• Public consultation.

According to Law 64-00, any project which in nature entails a substantial alteration to the environment in which it is to be developed, shall follow an evaluation process, be it for the obtainment of an environmental permit or license, as the case may be, depending on the magnitude of the effects that the project may cause, destined to the prevention of negative impacts to the environment and natural resources. The criterion for the determination of whether a project requires an environmental license or an environmental permit is established by the Ministry of Environment and Natural Resources. Environmental permits and licenses must comply with the program from the environmental management and adaptation (PMAA in Spanish), which shall be executed by the person in charge of the activity or project, establishing the criteria to pursue such program and observe its terms. It is noteworthy that the environmental permits and licenses compel the beneficiary of the same to: assume the administrative, civil and criminal liabilities for the damages caused to the environment and natural resources; observe the provisions of the regulations and rulings in force; execute the PMAA; and allow the environmental control by the competent authorities. The Ministry of Environment and Natural Resources shall pursue audits for environmental evaluation. In order to assure compliance with the environmental license and permit, regarding the PMAA, the person in charge of the project must provide a compliance bond for an amount equivalent to 10 per cent of the total costs of the physical works or investments that are required to comply with the PMAA. The Ministry of Environment and Natural Resources will have a public record of the environmental permits and licenses granted, as well as the individuals or corporations that are punished under an administrative or judicial action. For the purpose of regulating the issuance of environmental permits and licenses, the Ministry of Environment and Natural Resources issued the Regulation for the System of Environmental Permits and Licenses as of June 2004, (the Regulation). According to the Regulation, projects and establishments that at the moment of its enforceability were already operating were required to initiate the relevant process for compliance with Law 64-00, in accordance with the procedure established for environmental permits for existing establishments or projects. These installations will have a term of one year after the issuance of the Regulation to complete the process of obtainment of the environmental permit, except in the event it is evidenced that such establishments or projects constitute an imminent danger to the health and security of people or the conservation of the ecosystem. In this latter case, the Ministry of Environment and Natural Resources will decide the conditions for the operation of the establishments or projects or will order their cease in operations. The type of study required for existing establishments or projects is an environmental report, which is the result of a multidisciplinary diagnosis, which describes the project and its main impacts, from an environmental and socio-economic perspective, and identifies the relevant mitigating measures, by means of the creation of the PMAA for the same.

For existing projects and establishments, the evaluation of the environmental report and the PMAA will be carried out by the Directorate of Environmental Quality and the sub-ministry of environmental management of the Ministry of Environment and Natural Resources. It is important to point out that the Regulation states in its article 8 that the environmental licenses and permits are of contractual nature and that are issued only one time during the enforceability of the project. Nonetheless, its validity will depend on the results arising from the application of the PMAA, which will be audited in the terms established by the relevant permit or license. Note that the Ministry of Environment and Natural Resources can temporarily or permanently repeal the license in case of violation of its terms or damage to the environment. The violating party is subject to penal and civil liabilities. The Ministry of Environment and Natural Resources will perform periodic inspections and audits regarding the compliance with the PMAA and in general, the compliance with the legislation in force. In this sense, in the cases where the inspections and audits demonstrate that the project complies with the PMAA and the relevant legislation, as well as with the conditions established in the permit or license, the Ministry of Environment and Natural Resources will issue certifications of environmental compliance.

For the cases of projects with respect to which construction activities, installations or operations are initiated without obtaining the corresponding environmental permit or license, the activities undertaken in such projects must cease until the relevant process is fulfilled. This project may be penalized under the administrative procedure with the payment of fines, without prejudice of the criminal and civil sanctions that may arise from such violation. As mentioned before, according to the list published by the Ministry of Environment and Natural Resources regarding projects that require environmental impact study in order to obtain an environmental license, the activities involving the mining sector are the following: development, exploitation and processing of metallic and non-metallic mining; exploration and mining prospection; extractive metallurgy; mining parks and aggregate processing plants among others.

Pursuant to the provisions of article 126 of Environmental Law No. 64-00 water resources in general are owned by the Dominican state and are not subject to private ownership in any case. However, as per the provisions of Law 146, in general, all concessionaires of exploration and exploitation mining rights, subject to prior compliance with applicable legal provisions in force over water sources and environmental protection, have a non-exclusive right to use fluvial waters needed for such mining activities. They are also entitled to use the water that flows or is discovered during the mining operations, or water that is drained from the mines, or from Property of third parties (article 167 of law 64-00. Concessionaires are also entitled to use the water that freely flows through their concessions, whether to put into use for the production of hydraulic energy, or any other use necessary for exploration or extraction of mineral activities, provided that the water is restored to its bed following its use, once adequately purified and made free of any hazardous substances (article 134 of the Law). Should the water sources required by a concessionaire be available only in land owned by private third parties, the concessionaire may only resort to such sources upon an agreement with such third parties, or upon the initiation of expropriation proceedings with the explicit authorization of the general mining directorate. This expropriation would not be granted if resorting to water source would interrupt or result detrimental to the potable water sources of nearby towns or villages (article 135).

Water rights may be subject to liens in the benefit of creditors of the concessionaire following prior authorization from the granting authority.

Other causes of termination may be found in Environmental Law No. 64-00, mostly in connection with the failure to comply with reporting requirements, and the requirements under applicable environmental licenses, permits and PMAAs. Water rights may be lost upon failure by the concession to pay applicable fees for the use of water or installation of water facilities, and failure to cure any environmental defaults within a six-month period. Finally, concessions for electricity generation, distribution or transmission are subject to termination upon the causes detailed in our General Electricity Law No. 125-01 and its amendments.

As per the provisions set forth in article 64 of Law 146, mining concession allow the concessionaire to build any infrastructure necessary in order to carry out the process, particularly ports and other systems of transportation. Installation of such essential infrastructure is however subject to numerous permitting requirements, involving the Ministry of Environment and Natural Resources, the Ministry of Public Works and Communications and municipal permits, the Ports Authority and the Superintend of Electricity.

Research and Development

We have not incurred any research and development expenditures over the past two fiscal years.

Intellectual Property

We do not own, either legally or beneficially, any patents or trademarks.

Employees

Currently, we do not have any employees. Our directors, executive officers and certain contracted individuals play an important role in the running of our Company. We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our exploration programs.

Legal Proceedings

We know of no material pending legal proceedings to which our Company is a party or of which any of our property is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any director, officer or affiliate of our Company, or any registered or beneficial stockholder of our Company, or any associate of any such director, officer, affiliate, or stockholder is a party adverse to our Company or has a material interest adverse to our Company.

DESCRIPTION OF PROPERTY

Headquarters and Administration Offices

We maintain our statutory registered agent's office at State Agent and Transfer Syndicate, Inc., 112 N. Curry Street, Carson City, Nevada 89703 and our business office is located at Avenida Sarasota No. 20, Torre Empresarial AIRD Local 1103, La Julia, Santo Domingo, Dominican Republic. This is also our mailing address. Our telephone number is (809) 535-9443. We are currently renting office space owned by Boyter Island Property Inc., where they are also a tenant. Boyter leases us office space on a contractual agreement basis. We have entered into a month to month rental contract for $175.00 plus taxes. We have also secured a larger office facility in a central location utilizing about 1,000 sqft from the home of the CEO, dedicated specifically to act as the Company’s corporate head office.

Mineral Claims

ALEXIA

The “ALEXIA CLAIM”, is located in the province of Dajabon, in the municipalities of Dajabon and Partido, specifically in the sections Chaucey, La Gorra and Partido Arriba, covering Los Indios, Pueblo Nuevo, Hatico Viejo, El Junco, La Gallina, Tahuique and Charo located in the Dajabon 5874-I (11) and Loma de Cabrera 5874-II (19) topographical sheets, complying with the terms of mining law No. 146 and its regulations.  The Alexia Claim is located approximately 3.5 hours northwest of the capital city of Santo Domingo by car and immediately north of the town of Partido. The Claim has good asphalt paved road access and an internal network of graded clay roads. The total area covered by the exploration request is 2,775 mining hectares.

Boundary: The ALEXIA Claim boundaries will follow the direction of the Universal Transverse Mercator (UTM) grid, on vertices with incoming and outgoing angles of 90o, according to that outlined in the following table:

From Point	To Point	Open Direction	Distance ( Meters)	UTM North (From Point)	UTM East (From Point)
PP	1	North	33.0	N2161967	E232742
1	2	East	1,258	N2162000	E232742
2	3	South	3,500	N2162000	E234000
3	4	East	1,000	N2158500	E234000
4	5	North	1,500	N2158500	E235000
5	6	East	1,500	N2160000	E235000
6	7	South	3,500	N2160000	E236500
7	8	West	5,500	N2156500	E236500
8	9	North	1,500	N2156500	E231000
9	10	West	1,000	N2158000	E231000
10	11	North	4,000	N2158000	E230000
11	12	East	2,742	N2162000	E230000

  The data for the preparation of the map for this exploration Claim was taken from the topographic sheet named Dajabon 5874-I (11) and Loma de Cabrera 5874-II (19) on a scale of 1:50,000.

Geological Description:

The Alexia Claim area is dominated mainly by tonalitic intrusives of upper Jurassic to lower Cretaceous age and by Dioritic and Gabbroic intrusive of similar age to the Tonalites. Both intruded the Duarte Complex and are in tectonic contact with rock of the upper Cretaceous Tireo Formation. This Tireo volcanic are present in the Concession in elongated NW-SE narrow strips in tectonic contact with the intrusives. A tectonized sliver of ultramafic rocks seems to allochthonous to the area probably pushed up to its present location by trusting. Younger rocks of Cercado Fm. and the Bulla conglomerates occupy the Southwestern corner of the Concession.

Exploration: Within 90 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim. Though there has been some historical exploration on the Alexia Claim, none of the previous owners have established any substantial operations and no evidence of disturbances from exploration activities exists.

 Walter

Location and Access: The Walter Claim is situated in the central region of the country, located in the Sánchez Ramírez province, municipality of Cotui. More precisely 5 kms east of the town of  Maimón,  15 kms  east of  Piedra Blanca and approximately 45 minutes northwest of  the capital city of Santo Domingo. It has good asphalt paved road access and an internal network of graded clay roads and is marked on the USGS Hatillo topographic map number 6172-I, on a scale of 1:50,000; the boundaries are at coordinates UTM (19Q): 2'090,000 - 2'091,000 N and 370,500 - 372,500 E.

Boundary: The WALTER Claim boundaries will follow the direction of the Universal Transverse Mercator (UTM) grid on vertices with incoming and outgoing angles of 90o, according to that outlined in the following table:

POINT OF BEGINNING	POINT OF ENDING	CARDINAL	DISTANCE IN METERS	UTM NORTH (FROM POB)	UTM EAST (FROM POB)
PP	A	east	10.00	N2090512	E372490
A	B	SOUTH	512.00	N2090512	E372500
B	C	WEST	2,000.00	N2089000	E372500
C	D	NORTH	1,000.00	N2089000	E370500
D	E	EAST	2,000.00	N2091000	E370500
E	A	SOUTH	488.00	N2091000	E372500

Stratigraphy - Maimón Formation – Owes its name to the Maimón village mapped by Bowin (1960, 1966). Mercier de Lepinay (1987), and Boisseau (1987) explain this formation as an integral part of the metamorphic base of the island. The Maimón formation is presented as a band of some 300 km in length and between 5 and 15 km wide that extends in a NW-SE direction. The Maimón schists form the northern flank of the Metamorphic Intermediate Belt (Bowin, 1960, 1966) and by extension, of the Central Mountain Range.

Geologic map of the Walter mining concession

From a lithological point of view, this unit consists of a group of schistose rocks, predominantly volcanic with sedimentary interspersing, that present a variable grade of deformation and metamorphism. The chemical analyses of representative lithology’s range from basaltic to cuarzoqueratóficas compositions. All are highly related to Fe/Mg and with low K content. This formation is separated in the south from the Loma Caribe and Peralvillo Sur formations by a band of mylonites that are considered associated to a transpressive fault, and separated in the north from the Los Ranchos formation (that have as a sedimentary cover incongruous with the Hatillo and Las Lagunas formations) by the Hatillo thrusting. This formation small to large sized diorite bodies intrusions, principally in its southern area, without encountering foliation of these intrusions.

Mineral Deposits: The area of the Intermediate Belt can be considered favorable land for the occurrence of two types of metallic mineralization according to its origin:

•         In the first place, the mineralization related to the end of the volcanism of the island arc. These mineralizations are located in the Maimón and Los Ranchos formations, presenting generally as disseminated sulfide complexes, with variable proportions of elements Au, Ag, Cu, Zn, and Fe; associated with these elements are silica and sulfur as final products of a magmatic differentiation by chemical affinity. Corresponding to this group would be the Pueblo Viejo deposit.

•         In second place, the existing mineralization in the Maimón formation is considered, with evidence at Cerro Maimón and Loma Potrero. These deposits correspond to the mineralization model in massive submarine basalts of the MORB type with associated sulfides.

Volcano-sedimentary mineralization of Cu-Zn (Au, Ag): Mainly in the Maimón formation, there appear diverse stratiformic bodies of massive sulfides of low potency and tonnage, though with appreciable longitudinal development, and are related to acidic volcaniclastic rocks in the intermediate. They are of a pyritic composition and have Cu as a main substance of economic interest, with variable concentrations of Au and Zn; the Pb tends to be very scarce. They usually develop a hydrothermal alteration which is fundamentally of the silicification-chloritization type. Powerful ferruginous caps have developed on some of them.

Copper fits in its distribution to the Maimón formation, while the Los Ranchos formation shows lower sources of copper. Part of the distribution patterns of copper are due to overlapping of deposits responses. This explains content in large areas that exceed 100 ppm of Cu.

Fig. No.5.- Principal mining deposits next to the Walter concession

Exploration: The Walter Claim is located half way between the Cerro de Maimón Mine (VMS) and the world class mine of Barrick’s Pueblo Viejo.  Even though most of the surface area of the concession is covered by Quaternary fluvial sediments, there are plenty of outcrops in the five creeks that meander through the area.  The rock under these sediments is the Maimón Schist, a bimodal metalvolcanic formation.  Foliation is well developed and a few areas of hydrothermal alterations were observed in The Lajas and Guaré creeks. A total of 87 active sediment samples were taken at 100 meter intervals.  Selected samples have been taken to the Acme Laboratories for assaying. On the banks of the Guaré Creek exits the remains of a Colonial Spanish Smelter, where samples of slag with remaining cooper carbonates are found.  This slag is likely the smelting remains of the Cooper minerals mined at the Loma La Mina deposit, two kilometers to the North of Walter. This concession has considerable potential of finding Volcanogenic Massive Sulfide (VMS) deposits similar to nearby Cerro de Maimón, Loma Pesada, Loma La Mina, etc.

Soil sampling on a 100 meter grid was completed early in November and the samples sent to Acme laboratories for multi-element analysis the results will be published when they are received later in November 2012. Any significant anomalies identified as a result of the soil sampling will be followed by core drilling the shallow sedimentary layer into the underlying bedrock.

MARIA

Location and Access: The Maria Claim is situated in the central region of the Dominican Republic, located between the La Vega and Monseñor Nouel provinces in the municipalities of Jima Abajo, La Vega and Bonao. The Claim is located in the area of the village of Rincón and can be found in the Fantino USGS Topographic Map number 6173-II, on a scale of 1:50,000. The boundaries are defined by the UTM (19Q): 2011000 - 2016000 North and 348000 - 352000 East coordinates. The total area covered by the exploration request is 1,486 mining hectares.

Fig. No.1.- Geographic location of the Maria Mining Claim,

The principal access route to the Claim is the National Turnpike Number 1, or the Duarte Freeway, that connects the capital city of Santo Domingo with the city of Santiago. On this route, from the San Francisco de Macorís junction, turn right and continue eight kilometers to the town of Rincón.

Boundary: The MARIA concession boundaries will follow the direction of the Universal Transverse Mercator (UTM) grid, on vertices with incoming and outgoing angles of 90o, according to that outlined in the following table:

POINT OF BEGINNING	POINT OF ENDING	CARDINAL	DISTANCE IN METERS	UTM NORTH (FROM POB)	UTM EAST (FROM POB)
PP	A	EAST	99	N2115880	E353201
A	B	SOUTH	280	N2115880	E353300
B	C	WEST	1,300	N2115600	E353300
C	D	SOUTH	600	N2115600	E352000
D	E	WEST	500	N2115000	E352000
E	F	SOUTH	2,000	N2115000	E351500
F	G	EAST	1,500	N2113000	E351500
G	H	SOUTH	1,000	N2113000	E353000
H	I	WEST	500	N2112000	E353000
I	J	SOUTH	1,000	N2112000	E352500
J	K	WEST	500	N2111000	E352500
K	L	SOUTH	200	N2111000	E352000
L	M	WEST	200	N2110800	E352000
M	N	NORTH	700	N2110800	E351800
N	O	EAST	500	N2111500	E351800
O	P	WEST	1,400	N2111500	E352300
P	Q	NORTH	1,300	N2112900	E352300
Q	R	WEST	900	N2112900	E351000
R	S	SOUTH	1,000	N2112000	E351000
S	T	WEST	1,000	N2112000	E350000
T	U	NORTH	800	N2111000	E350000
U	V	WEST	1,900	N2111000	E349000
V	W	NORTH	700	N2112900	E349000
W	X	WEST	1,400	N2112900	E348500
X	Y	NORTH	500	N2114300	E348500
Y	Z	EAST	1,700	N2114300	E348000
Z	A	SOUTH	5,300	N2116000	E348000

Local Geology: The Maria Exploration Claim is located in the extreme northwest of the Intermediate Belt; the NW-SE alignments are products of transpressive movements, between the Maimón and Loma Caribe formations. In the Claim area, the principal outcroppings are rocks from the Maimón formation.

Fig. No.4.-Geologic map of the Maria Exploration Claim zone

Stratigraphy: Maimón Formation: Owes its name to the Maimón village mapped by Bowin (1960,1966). Mercier de Lepinay (1987), and Boisseau (1987) explain this formation as an integral part of the metamorphic base of the island. The Maimón formation is presented as a band of some 300 km in length and between 5 and 15 km wide that extends in a NW-SE direction. The Maimón schists form the northern flank of the Metamorphic Intermediate Belt (Bowin, 1960,1966) and by extension, of the Central Mountain Range.

From a lithological point of view, this unit consists of a group of schistose rocks, predominantly volcanic with sedimentary interspersing, that present a variable grade of deformation and metamorphism. The chemical analyses of representative lithologies range from basaltic to quartz compositions. All are highly related to Fe/Mg and with low K content. This formation is separated in the south from the Loma Caribe and Peralvillo Sur formations by a band of mylonites that are considered associated to a transpressive fault, and separated in the north from the Los Ranchos formation (that have as a sedimentary cover different from the Hatillo and Las Lagunas formations) by the Hatillo thrusting. This formation is intruded by small to large sized diorite bodies, principally in its southern area, without encountering foliation of these intrusions.

Gold, Silver, Copper & Zinc Mineral Deposits: The area of the Intermediate Belt can be considered favorable land for the occurrence of two types of metallic mineralization including Au, Ag, Cu, Zn, and Fe according to their origin.  First, Mineralization related to the end of the volcanism of the Island Arc. These mineralizations are located in the Maimón and Los Ranchos formations, presenting generally as disseminated sulfide complexes, with variable proportions of elements Au, Ag, Cu, Zn, and Fe; associated with these elements are silica and sulfur as final products of a magmatic differentiation by chemical affinity. Corresponding to this group would be the Pueblo Viejo deposit.

Second, the existing mineralization in the Maimón formation is considered, with evidence at Cerro Maimón and Loma Potrero. These deposits correspond to the mineralization model in massive submarine basalts of the MORB type with associated sulfides.

Au, Ag, Cu & Zn Volcano-Sedimentary Mineralization: Mainly in the Maimón formation, there appear diverse stratiformic bodies of massive sulfides with appreciable longitudinal development, and are related to acidic volcaniclastic rocks in the intermediate. They are of a pyritic composition and have Cu as a main substance of economic interest, with variable concentrations of Au, Au and Zn; the Pb tends to be very scarce. They usually develop a hydrothermal alteration which is fundamentally of the silicification-chloritization type, though they also present phenomena of sericitization, coinciding with the general characteristics of hydrothermal alteration of these mineralizations.

Copper distribution is encountered in the Maimon formation, while the Los Ranchos formation shows lower sources of copper. Part of the distribution patterns of copper are due to overlapping of deposits responses. This explains content in large areas that exceed 100 ppm of Cu.

Geochemistry: Between 1997 and 2000 se the “Geological Mapping” project of the SYSMIN program was conducted in the Dominican Republic, and included a sub-project of geochemical and metallogenic mapping of the Bonao and Constanza quadrants on a scale of 1:100,000. The study highlighted an exceptional density and variety of mineralizations. This trait is consistent with the geotectonic framework of the country, which is particularly favorable to the formation of diverse types of deposits, some of them of great economic significance and importance. Within these important mineral deposits can be mentioned the massive volcanogenic hydrothermal sulphides (VHMS), the epithermal and the cupriferous porphyry.

In February 2012  Falcondo Xstrata Nickel announced they intended to exploit a 19 million metric ton deposit of nickel ore grading 1.62% approximately in their Claim  immediately West of  MARIA on Miranda Hill.

Exploration: Within 90 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim.

Henry

Location & Access: The HENRY Claim is located in the province of Monsignor Nouel y Sánchez Ramírez, in the municipalities of Comedero Arriba (DM), Fantino y Bonao, in the sections of Los Pinos, Los Cabries y El Verde, and in the villages of Yuro Arriba, Cabeza de Vaca y Los Cafeses, found in the Bonao #6172-I (53) y Fantino 6173 – III (43) topographic maps, complying with the terms and regulations of Mining law #146. The base metal minerals are principally copper, lead, zinc and the precious metal minerals are gold and silver. The total area covered by the exploration Claim is 1,990 mining hectares.

Boundary: The HENRY Claim boundary will follow the cardinal direction of the UTM grid, on vertices with incoming and outgoing angles of 90 degrees, according to the description in the table below:

beginning	point of ending	cardinal direction	distance (meters)	UTM North (from PP)	UTM East (from pp)
PP=A	B	East	1,006	N2107500	E35994
B	C	South	2,500	N2107500	E361000
C	D	West	2,000	N2105000	E361000
D	E	South	2,000	N2105000	E359000
E	F	East	1,500	N2103000	E359000
F	G	South	1,300	N2103000	E360500
G	H	East	500	N2101700	E360500
H	I	South	2,700	N2101700	E361000
I	J	West	600	N2099000	E361000
J	K	North	1,000	N2099000	E360400
K	L	West	1,400	N2100000	E360400
L	M	North	2,400	N2100000	E359000
M	N	West	2,000	N2102400	E359000
N	O	North	1,600	N2102400	E357000
O	P	East	1.000	N2104000	E357000
P	Q	North	1,000	N2104000	E358000
Q	R	West	500	N2105000	E358000
R	S	North	500	N2105000	E357500
S	T	West	500	N2105500	E357500
T	U	North	2,000	N2105500	E357000
U	PP-A	East	2,994	N2107500	E357000

Henry Geological Map

Exploration: At this time the Company is gathering existing data including prior geological reports, reference works, aerial photos, aeromagnetic and radiometric charts, from public records. Within 90 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim.

FRANCESCA

Location and Access: The FRANCESCA Claim is located in the province of Santiago Rodríguez, in the municipalities of Moncion and San Ignacio de Sabaneta, in the sections of Gurabo, Rodeo, Clavijo y Mata de Dajao, and in the villages of Banaderos, Monte de Gallina, El Ranchito y Alta de Gurabo, found in the Moncion 5974-II (21) topographic maps, complying with the terms and regulations of Mining law #146. The base metal minerals are principally copper, lead, zinc and the precious metal minerals are gold and silver.  The total are covered in exploration application is 2,120 mining hectares.

Boundary: The FRANCESCA Claim boundary will follow the cardinal direction of the UTM grid, on vertices with incoming and outgoing angles of 90 degrees, according to the description in the table below:

point of beginning	point of ending	cardinal direction	distance (meters)	UTM North (from PP)	UTM East (from pp)
PP = 1	2	South	1,434	2147434	271000
2	3	East	500	2146200	271000
3	4	South	200	2146200	271500
4	5	East	1700	2146000	271500
5	6	South	1500	2146000	273200
6	7	West	1000	2144500	273200
7	8	North	1000	2144500	272200
8	9	West	1200	2145500	272200
9	10	North	500	2145500	271000
10	11	West	1000	2146000	271000
11	12	North	500	2146000	270000
12	13	West	2500	2146500	270000
13	14	South	1000	2146500	267500
14	15	West	1500	2145500	267500
15	16	North	2000	2145500	266000
16	17	West	500	2147500	266000
17	18	North	500	2147500	265500
18	19	West	1500	2148000	265500
19	20	North	1000	2148000	264000
20	21	East	2000	2149000	264000
21	22	South	1000	2149000	266000
22	23	East	4000	2148000	266000
23	24	North	1000	2148000	270000
24	25	West	2000	2149000	270000
25	26	North	2000	2149000	268000
26	27	East	2500	2151000	268000
27	28	South	1000	2151000	270500
28	29	East	500	2150000	270500
29	30	South	1000	2150000	271000
30	31	East	500	2149000	271000
31	32	South	1500	2149000	271500
32	33	West	500	2147500	271500
33	PP=1	South	66	2147500	271000

Exploration: At this time the Company is gathering existing data including prior geological reports, reference works, aerial photos, aeromagnetic and radiometric charts, from public records. Within 120 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim.

ELIZA

Location and Access: The ELIZA Claim is located in the province of Monsignor Nouel , in the municipality of Maimon, and San Ignacio de Sabaneta, in the section of Hato Viejo, and in the village of La Yautía, more precisely 1 km north of the town of  Maimón,  10 kms  east of  Piedra Blanca and approximately 45 minutes northwest of  the capital city of Santo Domingo. It has good asphalt paved road access and an internal network of graded clay roads.  It is found in the Moncion 5974-II (21) topographic maps. The base metal minerals are principally copper, lead, zinc and the precious metal minerals are gold and silver. The total are covered in exploration application is 243.75 mining hectares.

Boundary: The ELIZA Claim boundary will follow the cardinal direction of the UTM grid, on vertices with incoming and outgoing angles of 90 degrees, according to the description in the table below:

point of beginning	POINT OF ENDING	cardinal direction	distance (meters)	UTM North (from PP)	UTM East (from pp)
P.P	1	East	2	N2092610	E365748
1	2	South	110	N2092610	E365750
2	3	West	750	N2092500	E365750
3	4	North	250	N2092500	E365000
4	5	West	1,500	N2092750	E365000
5	6	North	1,000	N2092750	E363500
6	7	East	2,250	N2093750	E363500
7	1	South	1,140	N2093750	E365750

Exploration: At this time the Company is gathering existing data including prior geological reports, reference works, aerial photos, aeromagnetic and radiometric charts, from public records. Within 90-180 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim.

NATHANIEL

Location & Access: The NATHANIEL Claim is located approximately 2.5 hours northwest of the capital city of Santo Domingo in the provinces of Santiago Rodríguez and Santiago, in the municipality of Moncion, in the Municipal District of El Rubio, in the sections of El Mamoncito and Cañafistol, and in the village of Bulla, found in the Moncion 5974-II (21) topographic maps. The base metal minerals are principally Copper, Lead, Zinc and the precious metal minerals are Gold and Silver. The total are covered in exploration application is 475 mining hectares.

USGS TOPO - MONCION 5974-II (21)

2148000N

74
75
76
77
78
79
80
81
82
83
51
50
49
48
Loma del Medio
Monción

274000E

**"NATHANIEL"**

CONCESION DE EXPLORACION METALICA
PROVINCIAS: SANTIAGO Y SANTIAGO RODRIGUEZ
SOLICITANRE: GEXPLO S.R.L.
SUPERFICIE: 475 HA
FECHA: AGOSTO 2012

Gexplo

Boundary: The NATHANIEL Claim boundary will follow the cardinal direction of the UTM grid, on vertices with incoming and outgoing angles of 90 degrees, according to the description in the table below:

Ppoint of beginning	point of ending	cardinal direction	distance (meters)	UTM North (from PP)	UTM East (from pp)
PP = A	B	South	102	2148102	282000
B	C	West	5000	2148000	282000
C	D	North	1400	2148000	277000
D	E	East	2000	2149400	277000
E	F	South	750	2149400	279000
F	G	East	3000	2148650	279000
G	PP = A	South	548	2148650	282000

Mining History: Of special interest, the village of “Bulla” on the eastern side of the Nathaniel Claim has a long history of gold panning and mining. As recently as the late 1950’s a former Director of Mining operated a successful alluvial gold mine on the banks and terraces of the Mao River. According to a recent study by the prestigious IGME or Spanish Geological and Mining Institute they list Bulla as a “Place of Geological  Interest where this village located Northeast of Moncion on the River Mao  terraces was famous for panning  gold in the sands during decades past”. (http://mapas.igme.es/sgn/docu/LIG%205974-II%20Moncion.pdf).

Moncion also had its own mining co-operative whose members extracted gold from the surrounding ancient terraces.  According to a report conducted by the Dominican Mining Office titled, "Analisis y Ordenacion de la Mineria Artesanal," the cooperative processed black sand to the south of Moncion with a gold assay of 101 g/m gold.

Exploration: At this time the Company is gathering existing data including prior geological reports, reference works, aerial photos, aeromagnetic and radiometric charts, from public records. Within 90-180 days the Company plans to conduct a preliminary stream sediment and rock sampling survey of the Claim.

Geology of Dominican Republic

The Dominican geology is host to “Pueblo Viejo Claim” operated by Barrick Gold and is the second largest high sulphidation gold deposit known after Yanacocha in Peru. The Pueblo Viejo gold mine is located 110 km north of Santo Domingo in hilly, jungle covered terrain at an altitude of around 300 meters.

Barrick acquired the Pueblo Viejo project through its acquisition of Placer Dome and, pursuant to an agreement with Goldcorp, sold a 40% interest in the project to Goldcorp. After investing $3.5 billion Barrick is planning to start processing ore in late 2112.

The island of Hispaniola evolved as a complex island arc associated with bi-polar subduction through Cretaceous to Late Eocene time. Since then, the island has straddled the left-lateral strike-slip fault zone that separates the North American and Caribbean Plates and has largely been volcanically inactive. The Tertiary stratigraphic succession is dominated by sedimentary rocks. The most important rock units in terms of gold and base metal mineralization are the Los Ranchos, Maimon, Tireo and Duarte Formations.

Model lead isotope ages and paleontological evidence yield early Cretaceous ages for both the Los Ranchos and Maimon Formations. Together, they constituted a composite arc associated with NW-directed subduction of the proto-Caribbean plate. The Maimon Formation represents a primitive, bimodal fore-arc assemblage composed of tholeiitic basalts and subordinate felsic volcanics and meta-sedimentary rocks whereas the Los Ranchos Formation represents the axial portion of the associated island arc. The Loma Caribe peridotite, which now hosts the nickel laterite mines, and the Duarte Formation amphibolite would have been part of the oceanic crust that floored the proto-Caribbean Sea.

The volcanic arc underwent a change in polarity in Mid-Cretaceous (Aptian to Early Albanian) time, likely triggered by the collision of the Caribbean Oceanic Plateau with Hispaniola. North-vergent obduction of the Loma Caribe peridotite also took place at this time and the arc was tectonically shortened by major thrust faulting. Shearing and metamorphism was stronger in the fore-arc (Maimon) than the island arc (Los Ranchos). Renewed calc-alkaline arc volcanism began in the Late Cretaceous (Cenomanian), associated with SW-directed subduction of the North Atlantic Plate beneath Hispaniola. This formed the volcanic arc now represented by the Tireo and Duarte Formations of the Central Cordillera.

Calc-alkaline volcanism continued until Middle/Late Eocene time, when the Bahama Platform (North Atlantic Plate) collided with Hispaniola and the island underwent NE-SW contraction. The Loma Caribe peridotite was emplaced over Late Cretaceous basalts of the Peralvillo Formation. Earlier faults and penetrative fabrics were steepened and overprinted by folds and Mid-Cretaceous thrusts were re-activated.

The Maimon Formation is separated from Late Cretaceous basalts (Peralvillo Formation) and the Loma Caribe peridotite by the NW-striking, left-lateral Ozama Shear Zone which is Eocene or younger. From Late Eocene time until the present, Hispaniola has been subjected to left-lateral transpression and left-lateral strike-slip faulting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended July 31, 2011 and 2012 and for the three months ended October 31, 2012 should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this Report.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Business Overview

We are a development stage company and have not yet generated or realized any revenues from our business operations.

There is a going concern as to whether we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our independent auditor has raised substantial doubt regarding our ability to continue as a going concern. This is because we have not generated any revenues and no revenues are anticipated until we are able to go into production of gold. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and begin our operations.

To meet our need for cash we raised $150,000 in a private placement offering which closed on March 2, 2012 with an additional $51,000 private placement which closed on July 19, 2012.   Even with these funds, we cannot guarantee that we will stay in business after twelve months. If we are unable to secure any favorable mineral results from testing and sampling and if mineral prices continue to be higher than the price we have negotiated with our suppliers, we may quickly use up the proceeds from the offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than from our private offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. However, our sole director and officer is willing to fund the initial operations of the Company until sufficient funds are available. These initial operations specifically refer to the fees associated with the filing of our Registration Statement on Form S-1 as well as periodic and annual reporting requirements to maintain compliance with the SEC for the first 12 months after effectiveness, and all applicable legal and accounting fees that we expect to be incurred by the Company in that regard. We anticipate these fees to total approximately $10,000 to $15,000.

On March 19, 2012, we filed a Certificate of Amendment to our Articles of Incorporation, or  (the “Amendment”) to change our name from “Santo Pita Corporation” to “Santo Mining Corp.” and to increase the authorized shares of our common stock from 100,000,000 to 450,000,000.

On March 26, 2012, we effected a 1 for 4.5 forward stock split of our common stock. On July 9, 2012, a 4 for 1 reverse stock split of our common stock was effective decreasing our issued and outstanding common stock from 253,199,996 to 63,300,005. All share and per share amounts have been restated retroactively for the impact of the splits.

Recent Development

Equity Enhancement Program with Hanover Holdings I, LLC

Common Stock Purchase Agreement

On March 11, 2013, we entered into the Purchase Agreement with Hanover.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $16,000,000 worth of the Company’s common stock over the 36-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Commission, the Company may, in its sole discretion, provide Hanover with Draw Down Notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the five trading days immediately preceding the date of the Draw Down Notice.

Once presented with a Draw Down Notice, Hanover is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the VWAP equals or exceeds a Floor Price determined by the Company for such draw down. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that Hanover will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice will be equal to 92.5% of the arithmetic average of the five lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period, except that if the VWAP does not equal or exceed the applicable Floor Price for at least five trading days during the applicable Pricing Period, then the per share purchase price will be equal to 92.5% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or Hanover to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Additionally, on the Closing Date, Hanover deposited $90,000, as an Administrative Fee, into an escrow account, which was disbursed to the Company promptly after the filing with the Commission of the Registration Statement of which this Prospectus is a part. The Company paid to Hanover a commitment fee equal to $167,500 (or 1.047% of the Total Commitment under the Purchase Agreement) in the form of 1,044,264 Initial Commitment Shares, calculated at a price equal to the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Closing Date. The Initial Commitment Shares, together with 1,100,000 Additional Commitment Shares, described below, are being registered for resale in the Registration Statement of which this Prospectus is a part. The Initial Commitment Shares and the Additional Commitment Shares, if any, are subject to a “dribble out” agreement between the Company and Hanover, whereby Hanover has agreed to sell no more than one-tenth of the Initial Commitment Shares and the Additional Commitment Shares, on a pro-rata basis, during the 10-week period immediately following the effective date of the Registration Statement of which this Prospectus is a part, except that if the VWAP falls below $0.10 for any trading day during such 10-week period, the dribble out will automatically cease to apply.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Hanover also entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission to register for resale 8,950,000 Shares, which includes the 1,044,264 Initial Commitment Shares and 1,100,000 Additional Commitment Shares, on or prior to March 15, 2013 and have it declared effective prior to the Effectiveness Deadline.  The effectiveness of the Registration Statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

If the Registration Statement of which this Prospectus is a part is not declared effective by the Effectiveness Deadline, the Company is required to issue to Hanover a number of Additional Commitment Shares equal to the quotient obtained by dividing (a) $167,500 by (b) the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Effectiveness Deadline, rounded up to the nearest whole share. We are registering 1,100,000 Additional Commitment Shares in the Registration Statement of which this Prospectus is a part.

The Company has agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this Prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

Results of Operations

As of the date of this report, we have yet to generate any revenues from our business operations.

During the period, we incorporated the Company, hired an attorney and hired an auditor for the preparation of our SEC filings. We have prepared an internal business plan. We reserved three domain names for the Company:  www.drdentalspa.com;

www.drdientesblancos.com; and www.santomining.com.  We have retained a web design firm which has completed the development of our newest of three websites, www.santomining.com. We have previously acquired a set of teeth whitening equipment and kits for our marketing efforts. We have been unable to adequately fund our teeth whitening business and our management began looking at opportunities in other industries.

On December 1, 2011, we entered into a consulting agreement, which we refer to as the Consulting Agreement, with an independent consulting firm, or Firm. Pursuant to the Consulting Agreement, the Firm will evaluate the business of the Company as well as coordinate the Company’s SEC reporting requirements and filings.  The Company will pay the Firm $4,000 a month and will issue the Consultant 350,000 shares at the end of the third month from the date the agreement was signed. The 233,335 shares were issued as of July 31, 2012 and the remaining shares were issued in September, 2012.  The Consulting Agreement terminated on December 1, 2012, however, the Company and the Firm are in discussions to renew the agreement.

On July 30, 2012, we entered into the Acquisition Agreement and as a result of the transfer of title to the Claim to us, we began operations and ceased to be a shell.

On May 31, 2012, we entered into a promissory note with GEXPLO, SRL, a company owned by our corporate President, Mr. Alain French.  The total amount loaned was $59,770 as of May 31, 2012 for exploration expenses that we paid on GEXPLO’s behalf.  The loan was to be a non-interest bearing and was to mature on December 31, 2012.  The transactions have been recorded as a loan to related party. The loan was cancelled by the Company as consideration in the Acquisition Agreement on July 30, 2012.

On September 17, 2012, the Company exercised its right of first refusal to purchase two additional mineral properties, the Walter Claim and the Maria Claim, from Gexplo, SRL pursuant to the Acquisition Agreement.  In exchange for the Walter Claim and the Maria Claim, Rosa Habeila Feliz Ruiz, the Secretary of the Company, transferred 13,181,460 of her shares of the Company’s common stock to the Vendor. The Vendor is owned by Alain French, our President, Chief Executive Officer and Director.

On October 12, 2012, the Company amended the Acquisition Agreement with GEXPLO, SRL and Rosa Habeila Feliz Ruiz, an officer and director of the Company. Pursuant to the Amendment, the Company would no longer have right of first refusal to purchase the Shalee and Daniel claims and instead would have right of first refusal to purchase the Henry, Francesca, Eliza, and Nathaniel claims.

From Inception on July 8, 2009 to October 31, 2012

Our net loss since inception is $484,067 as a result of incurring expenses of $130,560 for accounting and legal fees, $241,881 for consulting fees, $93,969 for other general and administrative expenses, amortization expense of $1,502, interest income of $4, foreign currency translation loss of $173, and $15,986 for transfer agent fees.

For the year ended July 31, 2012

Our net loss for the year ended July 31, 2012, is $209,443 as a result of incurring expenses of $87,995 for accounting and legal fees, $92,422 for consulting fees, $16,877 for other general and administrative expenses, foreign currency translation loss of $18 and $7,327 in executive compensation and $4,804 for transfer agent fees.

For the year ended July 31, 2011

Our net loss for the year ended July 31, 2011, is $69,978 as a result of incurring expenses of $28,304 for accounting and legal fees, $18,589 for consulting fees, $14,584 for other general and administrative expenses, interest income of $4, foreign currency translation gain of $10 and $8,515 for transfer agent fees.

Liquidity and Capital Resources

On July 30, 2010, we sold 37,500,000 shares of common stock to our sole officer and director, Rosa Habeila Feliz Ruiz for $5,000.   There were no other shares issued to Ms. Feliz Ruiz since our inception.

On July 31, 2010, the Company sold 25,462,499 shares of common stock for $33,950. The shares were issued pursuant to Regulation S of the Securities Act of 1933 to forty (40) investors.

On March 2, 2012, the Company sold 337,500 shares of common stock for $150,000 in a private placement transaction. The shares were issued pursuant to Regulation S of the Exchange Act of 1933.

On July 19, 2012, the Company sold 102,000 shares of common stock for $51,000.

On May 31, 2012, we entered into a promissory note with GEXPLO, SRL, a company owned by our corporate secretary, Mr. Alain French.  The total amount loaned was $59,770 as of May 31, 2012 for exploration and start-up expenses that we paid on GEXPLO’s behalf.  The loan is non-interest bearing and matures on December 31, 2012.  The transactions have been recorded as loan to related party. The loan was cancelled by the Company as consideration in the Acquisition Agreement, on July 30, 2012.

On September 17, 2012, the Company sold 600,000 shares of common stock for $300,000 in a private placement transaction. The shares were issued pursuant to Regulation S of the Securities Act.

In September 2012, 116,665 shares were issued to a third-party vendor for services. These shares were valued at their fair value of $23,333.

As of October 31, 2012, our total assets were $307,406, comprised of cash, prepaid professional expense, amounts capitalized relating to the development of our websites and mineral Claim, and our total liabilities were $174,373, comprised of accounts payable and related party advances.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Recent Accounting Pronouncements

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term.  The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.  Those standards have been addressed in the notes to the audited financial statement and in our Annual Report on Form 10-K for the period ended July 31, 2012, filed with the SEC on November 13, 2012.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Name and Address	Age	Position(s)
Alain French	64	President, Chief Executive Officer, Secretary, Treasurer,
		Principal Financial Officer, Principal Accounting Officer and Director

Mario Rafael Mendez	49	Director

Alain French, 64, is the President, Chief Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and Director of the Company. From November 16, 2011 through July 30, 2012, Mr. French was the Secretary of the Company. Mr. French has been involved in number of business ventures in both the U.K. and the Dominican Republic.  Most recently, Mr. French has worked in the mineral exploration and mining industry in the Dominican Republic.  From November of 2005 to the present, Mr. French has been the managing partner of Corona Materials, LLC.  Corona Materials is involved in the quarrying, crushing and exportation of construction aggregates in the Dominican Republic.  At Corona, Mr. French managed exploration activities including sample collection, drilling, and analysis.  From May 2006 to August 2011he was the President and part owner of Walvis Investments, S.A.  Walvis identified land parcels for the production of construction aggregates in the Dominican Republic.  Walvis accumulated 40 parcels of land and was sold to Corona Materials in August of 2011.

From June 2009 to June 2010, Mr. French was the general manager of Jagua Exploration, S.R.L.  He supervised and managed a two year metallic exploration campaign with positive gold and base metal discoveries for local Dominican landowners.  In June 2010, he started GEXPLO, S.R.L. and serves as its CEO and President. GEXPLO is involved in gold exploration throughout the Dominican Republic, and specifically the Hispaniola Gold Copper Arc.  Mr. French oversees all of GEXPLO’s exploration activities.

Mr. French attended Exeter College in Exeter, U.K. from Sept 1966 to June 1968 studying science and engineering. In Oct 1968 he attended the Southend Flying School in Southend, U.K., graduating in December 1969 and later becoming an airplane and jet-helicopter owner / pilot holding a professional license. Over the next 35 years he attended a large number of university courses.  He has completed diploma courses in Mine Engineering and Volcanism in the Dominican Republic.

Mr. French’s qualifications to serve on our board of directors include his extensive experience with business operations in the Dominican Republic.

Mario Rafael Mendez, 49,  is an independent director of the Company. Mr. Mendez has over 16 years of experience specializing in environmental and social consulting services on major projects, including the mining sector in the Dominican Republic. Since 1996, Mendez has been the principal and technical vice-president of Consorcio Empaca-Redes, the Dominican Republic's leading environmental consulting firm. His extensive experience has spanned a wide array of sectors, including mining, cement plants, industrial plants, electric power plants, gas plants, marine ports, marinas, cruise ports, international airports, most major beach and golf resorts, and government projects. His clients have included Envirogold, Barrick Gold, Unigold, Domicem Cement, Carnival Cruise Line, Holiday Inns, Wyndam Resorts, Aerodom, Casa de Campo Resort, and the Minister of the Environment. Empaca represents Santo Mining in all environmental permitting and community relations. Mr. Mendez graduated with a bachelor's degree in Sociology from the Universidad Autonoma de Santo Domingo in 1985, and is a candidate for Doctor of Sociology from University of Vasco, Spain.

Mr. Mendez’s qualifications to serve on our Board include his experience with the mining sector in the Dominican Republic.

Legal Proceedings

None of our directors or executive officers has, during the past ten years:

·	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

·

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

·

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

·

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

·

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

·

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any

·

registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees of the Board of Directors

We do not presently have a separately designated audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, the sole director acts in those capacities. We believe that committees of the Board are not necessary at this time given that we are in the exploration stage.

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles.  Dr. Santilli has served as our Chief Executive Officer and Chairman since April 2, 2007. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes.  The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•         the director is, or at any time during the past three years was, an employee of the Company;

•         the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•         a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•         the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•         the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Mario Rafael Mendez is our only independent director. We do not have a compensation committee or nominating committee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last two fiscal years ending July 31, 2011 and 2012 for our executive officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.  On November 16, 2011, Alain French was appointed as Secretary of the Company. On July 30, 2012, Rosa Habeila Feliz Ruiz resigned as the President, Principal Executive Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer of the Company and was appointed as the Secretary of the Company. On July 30, 2012, Alain French resigned as the Secretary of the Company and was appointed as the President, Chief Executive Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer of the Company.  On December 14, 2012, Rosa Habeila Feliz Ruiz resigned as Secretary and Director of the Company.  On December 14, 2012, Alain French, our President, Chief Executive Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer was appointed as the Secretary of the Company.

Summary Compensation Table

EXECUTIVE OFFICER COMPENSATION TABLE

Name And Principal		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Nonqualified Deferred Compensa- tion Earnings	All Other Compen- sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alain French	2012	0	7,327	0	0	0	0	0	7,327
President, Principal Executive Officer, Principal Financial Officer, Treasure and Principal Accounting Officer	2011	0	0	0	0	0	0	0	0
Rosa Habeila Feliz Ruiz	2012	0	0	0	0	0	0	0	0
Secretary	2011	0	0	0	0	0	0	0	0

(1)     Ms. Ruiz resigned as Secretary on December 14, 2012.

Employment Agreements

We have no employment agreement with of our officer. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards were outstanding as of July 31, 2012.

Stock Option Grants

We have not granted any stock options to the executive officers as of July 31, 2012.

Director Compensation

The members of our board of directors not deemed to be independent are not compensated for their services as a director.

In connection with the Company’s appointment of Mr. Mendez on October 3, 2012 as independent director of the Company, the Company entered into a director agreement with Mr. Mendez, pursuant to which the Company agreed to pay Mr. Mendez $1,000 per month for his services.

The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors.

DIRECTOR’S COMPENSATION TABLE

	Fees Earned or Paid in	Stock	Option	Non-Equity Incentive Plan	Nonqualified Deferred Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Alain French	2012	0	0	0	0	0	0
Mario Rafael Mendez (1)	2012	0	0	0	0	0	0

(1)     In connection with the Company’s appointment of Mr. Mendez on October 3, 2012 as independent director of the Company, the Company entered into a director agreement with Mr. Mendez, pursuant to which the Company will pay Mr. Mendez $1,000 per month for being a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of March 14, 2013, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of March 14, 2013. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of March 14, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner and Address (1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (2)
5% Stockholders

GEXPLO, SRL 10 Avenida Tiradentes, Naco Suite No. 315 Santo Domingo, Dominican Republic	32,819,520	50.19%
Rosa Habeila Feliz Ruiz	4,680,480	7.16%
Directors and Executive Officers
Alain French 10 Avenida Tiradentes, Naco Suite No. 315 Santo Domingo, Dominican Republic	32,819,520(3)	50.19%
Mario Rafael Mendez	-	-
All directors and officers as a group (3 people)	37,500,000	57.34%

(1)     Unless otherwise provided, the address of each individual listed is Ave. Sarasota #20, Torre Empresarial, Suite 1103, Santo Domingo, Dominican Republic.

(2)     Based on 65,396,269 shares of common stock issued and outstanding as of March 14, 2013.

(3)     Includes 32,819,520 shares held by GEXPLO, SRL, of which Alain French is the 100% shareholder.

Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Ms. Ruiz, our former Secretary and Director, was deemed a “promoter” of our company, within the meaning of such term under the Securities Act of 1933 since she founded and organized our company. Ms. Ruiz was our only “promoter”.   On July 30, 2010, we issued 37,500,000 shares of common stock as restricted securities to Rosa Ruiz in consideration of $5,000.  Ms. Ruiz did not received and is not entitled to receive any additional consideration for his services as our promoter. On December 14, 2012, Rosa Habeila Feliz Ruiz resigned as Secretary and Director of the Company.

As of July 31, 2012, Santo Mining had advances of $79,696 payable to Ms. Ruiz after a reimbursement of $4,000 was made to her during the year.  These advances were made to cover incorporation costs of the Company and ongoing legal and accounting fees related to our SEC reporting obligations. The advances bear no interest, are unsecured and are due on demand. On December 14, 2012, Rosa Habeila Feliz Ruiz resigned as Secretary and Director of the Company.

On May 31, 2012, Santo Mining entered into a promissory note with GEXPLO, SRL, a company owned by Santo Mining’s corporate secretary, Mr. Alain French.  The total amount loaned was $59,770 as of July 31, 2012 for exploration expenses that the Company paid on GEXPLO’s behalf.  The loan is non-interest bearing and matures on December 31, 2012.   The loan was cancelled by the Company as consideration in the Acquisition Agreement, on July 30, 2012.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years there were no disagreements with GBH CPAs, PC On any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of GBH CPAs, PC would have caused GBH CPAs, PC to make reference to the matter in their report.

EQUITY ENHANCEMENT PROGRAM WITH HANOVER

Common Stock Purchase Agreement

On March 11, 2013, we entered into the Purchase Agreement with Hanover.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $16,000,000 worth of the Company’s common stock over the 36-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Commission, the Company may, in its sole discretion, provide Hanover with Draw Down Notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the five trading days immediately preceding the date of the Draw Down Notice.

Once presented with a Draw Down Notice, Hanover is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the VWAP equals or exceeds a Floor Price determined by the Company for such draw down. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that Hanover will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice will be equal to 92.5% of the arithmetic average of the five lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period, except that if the VWAP does not equal or exceed the applicable Floor Price for at least five trading days during the applicable Pricing Period, then the per share purchase price will be equal to 92.5% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or Hanover to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Additionally, on the Closing Date, Hanover deposited $90,000, as an Administrative Fee, into an escrow account, which was disbursed to the Company promptly after the filing with the Commission of the Registration Statement of which this Prospectus is a part. The Company paid to Hanover a commitment fee equal to $167,500 (or 1.047% of the Total Commitment under the Purchase Agreement) in the form of 1,044,264 Initial Commitment Shares, calculated at a price equal to the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Closing Date. The Initial Commitment Shares, together with 1,100,000 Additional Commitment Shares, described below, are being registered for resale in the Registration Statement of which this Prospectus is a part. The Initial Commitment Shares and the Additional Commitment Shares, if any, are subject to a “dribble out” agreement between the Company and Hanover, whereby Hanover has agreed to sell no more than one-tenth of the Initial Commitment Shares and the Additional Commitment Shares, on a pro-rata basis, during the 10-week period immediately following the effective date of the Registration Statement of which this Prospectus is a part, except that if the VWAP falls below $0.10 for any trading day during such 10-week period, the dribble out will automatically cease to apply.

As of March 14, 2013, there were 65,396,269 shares of our common stock outstanding, of which 32,576,749 shares were held by non-affiliates of the Company, excluding the 1,044,264 Initial Commitment Shares that we have already issued to Hanover under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $16,000,000 of our common stock to Hanover, only 8,950,000 shares of our common stock are being offered under this Prospectus, which represents (i) 1,044,264 shares of common stock that we issued to Hanover as Initial Commitment Shares, (ii) 1,100,000 shares of common stock that we may be required to issue to Hanover as Additional Commitment Shares and (iii) 6,805,736 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.  If all of the 8,950,000 shares offered under this Prospectus were issued and outstanding as of March 14, 2013, such shares would represent approximately 12.21% of the total number of shares of our common stock outstanding and 27.47% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of March 14, 2013.

At an assumed purchase price of $0.13875 (equal to 92.5% of the closing price of our common stock of $0.15 on March 8, 2013), and assuming the sale by us to Hanover of all of the 6,805,736 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive approximately $944,295 in gross proceeds. If we elect to issue and sell more than the 6,805,736 Shares offered under this Prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 108,509,586 shares of our common stock to obtain the balance of $15,055,705 of the Total Commitment that would be available to us under the Purchase Agreement. We are currently authorized to issue 450,000,000 shares of our common stock. The number of shares ultimately offered for resale by Hanover is dependent upon the number of shares we ultimately sell to Hanover under the Purchase Agreement.

The obligations of Hanover under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the Purchase Agreement may now be amended or waived by the parties.

Hanover has agreed that during the term of the Purchase Agreement, neither Hanover nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Hanover will not be prohibited from engaging in certain transactions relating to any of the shares of our common stock that it owns or that it is obligated to purchase under a pending draw down notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Hanover is obligated to purchase any Shares pursuant to a Draw Down Notice, certain conditions specified in the Purchase Agreement, none of which are in Hanover's control, must be satisfied, including the following:

  Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

  We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

  The Registration Statement of which this Prospectus forms a part must be effective under the Securities Act.

  We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Registration Statement of which this Prospectus forms a part or the prohibition or suspension of the use of this Prospectus.

  We must have filed with the Commission all required prospectus supplements relating to this Prospectus and all periodic reports and filings required to be filed by us under the Exchange Act.

  Trading in our common stock must not have been suspended by the Commission, the OTCBB or the Financial Industry Regulatory Authority, or FINRA, and trading in securities generally on the OTCBB must not have been suspended or limited.

  We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement.

  No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

  No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.

  The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the Total Commitment available under the Purchase Agreement with Hanover.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 36-month anniversary of the effective date of this Registration Statement or (ii) the date on which Hanover purchases the Total Commitment worth of common stock under the Purchase Agreement. We may terminate the Purchase Agreement on one trading day’s prior written notice to Hanover, subject to certain conditions. Hanover may terminate the Purchase Agreement effective upon one trading day’s prior written notice to us under certain circumstances, including the following:

  The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

  The Company enters into an agreement providing for certain types of financing transactions that are similar to the equity enhancement program with Hanover.

  Certain transactions involving a change in control of the company or the sale of all or substantially all of our assets have occurred.

  We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

  While Hanover holds any shares issued under the Purchase Agreement, the effectiveness of the Registration Statement that includes this Prospectus is suspended or the use of this Prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.

  Trading in our common stock is suspended or our common stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

  We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending Draw Down Notice, and that the parties must fully perform their respective obligations with respect to any such pending Draw Down Notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied. The Purchase Agreement also provides for indemnification of Hanover and its affiliates in the event that Hanover incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Hanover or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

We agreed to pay up to $10,000 of reasonable attorneys' fees and expenses incurred by Hanover in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a draw down notice and fail to deliver the shares to Hanover on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Hanover, in addition to all other remedies available to Hanover under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

The issuances of the Initial Commitment Shares and the Additional Commitment Shares, if any, and the sale of the Shares to Hanover under the Purchase Agreement are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of and Regulation D under the Securities Act.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Hanover also entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission to register for resale 8,950,000 Shares, which includes the 1,044,264 Initial Commitment Shares and 1,100,000 Additional Commitment Shares, on or prior to March 15, 2013 and have it declared effective prior to the Effectiveness Deadline.  The effectiveness of the Registration Statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

If the Registration Statement of which this Prospectus is a part is not declared effective by the Effectiveness Deadline, the Company is required to issue to Hanover a number of Additional Commitment Shares equal to the quotient obtained by dividing (a) $167,500 by (b) the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Effectiveness Deadline, rounded up to the nearest whole share. We are registering 1,100,000 Additional Commitment Shares in the Registration Statement of which this Prospectus is a part.

The Company has agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this Prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

We also agreed, among other things, to indemnify Hanover from certain liabilities and fees and expenses of Hanover incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Hanover has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Hanover to us for inclusion in the Registration Statement of which this Prospectus is a part, including certain liabilities under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

 PLAN OF DISTRIBUTION

We are registering shares of common stock that have been or may be issued by us from time to time to Hanover under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock, however, we may receive gross proceeds of up to $16,000,000 from sales of our common stock to Hanover under the Purchase Agreement. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Hanover is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Hanover has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Hanover has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Hanover is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Hanover will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•         on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•         in the over-the-counter market;

•         in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•         through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•         a combination of any such methods of sale; and

•         any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Hanover has informed us that each such broker-dealer will receive commissions from Hanover which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•         the name of any such broker-dealers;

•         the number of shares involved;

•         the price at which such shares are to be sold;

•         the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•         that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•         other facts material to the transaction.

Hanover has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $13,195.32 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Hanover will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Hanover and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Hanover has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Hanover specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this Prospectus for certain periods of time for certain reasons, including if the Prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 450,000,000 shares of common stock, $0.00001 par value per share.

Common Stock

As of March 14, 2013, 65,396,269  shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Options

We have no formalized stock option plan. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Registration Rights

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Hanover also entered into a registration rights agreement dated as of the Closing Date, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission to register for resale 8,950,000 Shares, which includes the 1,044,264 Initial Commitment Shares and 1,100,000 Additional Commitment Shares, on or prior to March 15, 2013, which we refer to as the Filing Deadline, and have it declared effective at the earlier of (A) the 90th calendar day after the earlier of (1) the Filing Deadline and (2) the date of which the Registration Statement of which this Prospectus is a part is filed with the Commission and (B) the fifth business day after the date the Company is notified by the Commission that the Registration Statement will not be reviewed or will not be subject to further review, which we refer to as the Effectiveness Deadline. The effectiveness of the Registration Statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

If the Registration Statement of which this Prospectus is a part is not declared effective by the Effectiveness Deadline, the Company is required to issue to Hanover additional shares of the Company’s common stock, which we refer to as the Additional Commitment Shares, equal to the quotient obtained by dividing (a) $167,500 by (b) the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Effectiveness Deadline, rounded up to the nearest whole share. We are registering 1,100,000 Additional Commitment Shares in the Registration Statement of which this Prospectus is a part.

The Company has agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this Prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

Other than those associated with the Registration Rights Agreement, we have not granted registration rights to any shareholders or to any other persons.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of March 8, 2013, we have 65 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer. The transfer agent’s address is 15500 Roosevelt Blvd, Suite 301, Clearwater, FL 33760, and its telephone number is (727) 289-0010.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 14, 2013, we had 65,396,269 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act. The Company will be undertaking a reverse stock split, which may take effect prior to the closing of this offering.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of March 14, 2013 approximately 32,819,520 shares are beneficially owned by executive officers, directors and affiliates. The approximately 32,576,749 remaining shares constitute our public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow + Jaclin, LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by GBH CPAs, PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

Index To Consolidated Financial Statements

                Our fiscal year end is July 31.  We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an independent registered public accounting firm.

                Our financial statements immediately follow:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders

Santo Mining Corp.

(formerly Santo Pita Corporation)

(A Development Stage Company)

Bella Vista, Santo Domingo, Dominican Republic

We have audited the accompanying balance sheets of Santo Mining Corp. (the “Company”) as of July 31, 2012 and 2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended July 31, 2012 and 2011, the period from July 8, 2009 (inception) to July 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Company as of July 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, and the period from July 8, 2009 (inception) to July 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated revenues since inception and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

November 13, 2012

SANTO MINING CORP. (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS
	July 31, 2012	July 31 2011
ASSETS
CURRENT ASSETS
Cash	$50,793	$2,187
Total Current Assets	50,793	2,187

Mineral claim	63,912	-
Website, net of amortization of $1,340 and $303, respectively	3,540	4,577
Deposit	16,826	-

TOTAL ASSETS	$135,071	$6,764

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$46,172	$3,790
Related party payable	79,696	36,137
TOTAL LIABILITIES	125,868	39,927

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 450,000,000 shares authorized, $0.00001 par value; 0 shares issued and outstanding	–	–
Common stock, 450,000,000 shares authorized, $0.00001 par value; 63,635,340 and 62,962,505 shares issued and outstanding, respectively	636	630
Additional paid-in capital	290,123	38,320
Deficit accumulated during development stage	(281,556)	(72,113)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	9,203	(33,163)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$135,071	$6,764

The accompanying notes are an integral part of these financial statements.

SANTO MINING CORP. (A Development Stage Company) STATEMENTS OF OPERATIONS
	Year Ended July 31, 2012	Year Ended July 31, 2011	Period from July 8, 2009 (Inception) to July 31, 2012

OPERATING EXPENSES:

Consulting fees	$92,422	$18,589	$111,011
Executive compensation	7,327	-	7,327
General and administrative	16,877	14,584	33,431
Transfer agent fees	4,804	8,515	13,319
Legal and accounting fees	87,995	28,304	116,299

Total operating expenses	209,425	69,992	281,387

Other income (expense):
Foreign currency transaction gain (loss)	(18)	10	(173)
Interest income	-	4	4

Total other income (expense)	(18)	14	(169)

Net loss	$(209,443)	$(69,978)	$(281,556)

Basic and diluted loss per common share	$(0.00)	$(0.00)

Basic and diluted weighted average number
of common shares outstanding	63,105,091	62,962,505

The accompanying notes are an integral part of these financial statements.

SANTO MINING CORP. (A Development Stage Company) STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) For the period from July 8, 2009 (inception) to July 31, 2012
	Common Stock		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Deficit

Balances, July 8, 2009 (inception)	-	$-	$-	$-	$-

Balances, July 31, 2009	-	-	-	-	-

Shares issued for cash on July 30, 2010	37,500,000	375	4,625	-	5,000

Shares issued for cash on July 31, 2010	25,462,505	255	33,695	-	33,950

Net loss	-	-	-	(2,135)	(2,135)

Balances, July 31, 2010	62,962,505	630	38,320	(2,135)	36,815

Net loss	-	-	-	(69,978)	(69,978)

Balances, July 31, 2011	62,962,505	630	38,320	(72,113)	(33,163)

Shares issued for cash on March 2, 2012	337,500	3	149,997	-	150,000

Shares issued for cash on on July 19, 2012	102,000	1	50,999	-	51,000

Share issued for services	233,335	2	46,665	-	46,667

Shares transferred between related parties for mineral claim	-	-	4,142	-	4,142

Net loss	-	-	-	(209,443)	(209,443)

Balances, July 31, 2012	63,635,340	$636	$290,123	$(281,556)	$9,203

The accompanying notes are an integral part of these financial statements.

SANTO MINING CORP. (A Development Stage Company) STATEMENTS OF CASH FLOWS
	Year Ended July 31, 2012	Year Ended July 31, 2011	Period from July 8, 2009 (Inception) to July 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(209,443)	$(69,978)	$(281,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	1,037	303	1,340
Share-based compensation	46,667	-	46,667
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	42,382	3,790	46,172
Prepaid expense and deposit	-	15,720	-
Net cash used in operating activities	(119,357)	(50,165)	(187,377)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of deposit on mineral claim	(16,826)	-	(16,826)
Purchase of mineral claim	(59,770)	-	(59,770)
Payments for website	-	(4,880)	(4,880)
Net cash used in investing activities	(76,596)	(4,880)	(81,476)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	201,000	-	239,950
Proceeds from related party payable	43,559	34,500	79,696
Net cash provided by financing activities	244,559	34,500	319,646

Net change in cash	48,606	(20,545)	50,793
Cash and cash equivalents, beginning of period	2,187	22,732	-

Cash and cash equivalents, end of period	$50,793	$2,187	$50,793

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$-	$4	$4
Income tax paid	-	-	-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares transferred between related parties for mineral claim	$4,142	$-	$4,142

The accompanying notes are an integral part of these financial statements.

SANTO MINING CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1.  Description of Business

Santo Mining Corp. (formerly Santo Pita Corporation) (referred to as we, the “Company” or “Santo Mining”) was incorporated in the State of Nevada on July 8, 2009.

The Company’s original business operations were divided into two segments: 1) through an informative and interactive website, where both dentists and patients can access dental information and have online consultations; and 2) mobile teeth whitening service.

In 2012, the Company’s management decided to redirect the Company’s business focus towards identifying and pursuing options regarding the acquisition of mineral exploration property with the focus on gold and other precious metals in north western Dominican Republic.

On July 30, 2012, the Company entered into a mineral property acquisition agreement (the "Acquisition Agreement") with GEXPLO, SRL (the "Vendor") and Rosa Habeila Feliz Ruiz, an officer and director of the Company, whereby the Company agreed to acquire from the Vendor an undivided one hundred percent (100%) interest in and to a mineral claim known as Alexia, which is located in the province of Dajabon, in the municipalities of Dajabon and Partido, specifically in the sections Chaucey, La Gorra and Partido Arriba, covering  Los Indios, Pueblo Nuevo, Hatico Viejo, El Junco, La Gallina, Tahuique and Charo located in the Dajabon 5874-I (11) and Loma de Cabrera 5874-II (19) topographical sheets. Pursuant to the terms of the Acquisition Agreement, in consideration of an undivided 100% interest in and to the Alexia Claim, the Vendor will receive 6,456,600 shares of the Company’s common stock transferred from Ms. Ruiz and the cancellation of the promissory note for $59,770 from the Company to the Vendor dated May 31, 2012.

After the Company completed its acquisition of Alexia, the Company began to operate in the mining business.

Note 2.  Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding Santo Mining’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, which is responsible for the integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The Company prepares its financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Adjustments—Functional Currency is the U.S. Dollar

The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. Any translation adjustments are reflected as a separate component of stockholders’ equity and have no effect on current earnings. Gains and losses resulting from foreign currency transactions are included in current results of operations. Aggregate foreign currency transaction gains and losses included in operations totaled a loss of $18 in 2012 and a gain of $10 in 2011.

Stock Split

On March 26, 2012, we effected a 1-for-4.5 forward stock split of our common stock. On July 9, 2012, we effected a 4-for-1 reverse stock split of our common stock. All share and per share amounts have been restated retroactively for the impact of the splits.

Note 2.  Summary of Significant Accounting Policies (continued)

Reclassifications

Certain amounts have been reclassified to conform to the current period presentation.

Cash and Cash Equivalents

Santo Mining considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines or to develop mine areas substantially in advance of production are also capitalized once proven and probable reserves exist, and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects, including related property and equipment costs, are charged to mining costs. To determine if these costs are in excess of their recoverable amount, periodic evaluations of the carrying value of capitalized costs and any related property and equipment costs are performed. These evaluations are based upon expected future cash flows and/or estimated salvage value. And no impairment charges have been recorded by the Company. As of July 31, 2012, the Company capitalized $63,912 of mineral claim acquisition costs.

Website

Website is carried at cost, with amortization provided on a straight-line basis over its estimated useful lives of five years. During the years ended July 31, 2012, 2011 and the period from July 8, 2009 (Inception) through July 31, 2012, the Company recorded amortization expense of $1,037, $303 and $1,340, respectively.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes a deferred tax asset for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Fair Values of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, consisting primarily of cash and accounts payable, approximated their fair values as of July 31, 2012 and 2011, due to their short-term nature.

Stock-based Compensation

The Company estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the last quoted market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, the Company reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual for feature rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

Basic and Diluted Earnings (Loss) Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Note 2.  Summary of Significant Accounting Policies (continued)

Subsequent Events

The Company evaluated events subsequent to July 31, 2012 through the date the financial statements were issued for disclosure considerations.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Note 3.  Going Concern

These financial statements have been prepared on a going concern basis, which implies Santo Mining will continue to meet its obligations and continue its operations for the next fiscal year. As of July 31, 2012, Santo Mining has not generated revenues, has working capital deficit and has accumulated losses of $281,556 since inception. These factors raise substantial doubt regarding Santo Mining’s ability to continue as a going concern. The continuation of Santo Mining as a going concern is dependent upon financial support from its stockholders, the ability of Santo Mining to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Santo Mining be unable to continue as a going concern.

Note 4.  Equity Transactions

The Company’s authorized capital stock consists of: 450,000,000 shares of common stock with a $0.00001 par value and 450,000,000 shares of preferred stock with a $0.00001 par value. As of

July 31, 2012, the Company has not issued any preferred shares.

On July 30, 2010, the Company sold 37,500,000 shares of common stock to the Company’s officer and director, Ms. Rosa Habeila Feliz Ruiz for $5,000.

On July 31, 2010, the Company sold 25,462,505 shares of common stock for $33,950.

On March 2, 2012, the Company sold 337,500 shares of common stock for $150,000 in a private placement transaction. These shares were issued pursuant to Regulation S of the Exchange Act of 1933.

On July 19, 2012, the Company sold 102,000 shares of common stock for $51,000 in a private placement transaction. These shares were sold pursuant to Regulation S of the Exchange Act of 1933.

During the year ended July 31, 2012, the Company agreed to issue 233,335 shares of common stock to a third party vendor for services. These shares were valued and recorded at their fair value of $46,667.

Note 5.  Related Party Transactions

As of July 31, 2012 and 2011, the Company had payable of $79,696 and $36,137, respectively, to Ms. Ruiz for the advances she made to the Company to cover incorporation costs of the Company and ongoing legal and accounting fees related to the Company’s SEC reporting obligations. These advances bear no interest, are unsecured and are due on demand.

On May 31, 2012, the Company entered into a promissory note with GEXPLO, SRL, a company owned by the Company’s then corporate secretary, Mr. Alain French.  The total amount loaned was $59,770 as of May 31, 2012 for exploration expenses that the Company paid on GEXPLO’s behalf for Alexia Claim which was acquired by the Company in July 2012. The loan is non-interest bearing and matures on December 31, 2012. The loan was cancelled by the Company as consideration in the Acquisition Agreement, on July 30, 2012.

Note 5.  Related Party Transactions (continued)

On July 30, 2012, under the Acquisition Agreement, Ms. Rosa agreed to transfer 6,456,600 shares of the Company’s common stock she owned to GEXPLO, a company owned by Mr. Alain French, the Company’s new President, Chief Executive Officer and Director, for a mineral right previously owned by GEXPLO. The Company recorded $4,142 for the mineral right and the same amount in paid-in capital for the shares transferred as the result of this related party transaction.

Note 6.  Income Taxes

Santo Mining uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. Since inception, Santo Mining incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $281,556 at July 31, 2012, and will begin to expire in the year 2029. The net operating loss carry-forward amount is subject to IRS Section 382 limitation as the result of shares transferred by our officer in July 2012, described in Note 1.

At July 31, 2012, deferred tax assets consisted of the following:

	2012	2011
Deferred tax asset (net operating loss carry-forward)	$95,729	$24,954
Less: valuation allowance	(95,729)	(24,954)
Deferred tax asset, net	$-	$-

Note 7.  Subsequent Events

In September 2012, 116,665 shares were issued to a third party vendor for services. These shares were valued at $23,333.

On September 17, 2012, the Company sold 600,000 shares of common stock for $300,000.

On September 17, 2012, the Company exercised its right of first refusal to purchase two additional mineral properties, Walter (the “Walter Claim”) and Maria (the “Maria Claim”), from GEXPLO pursuant to the “Acquisition Agreement”.  In exchange for the Walter Claim and the Maria Claim, Rosa Habeila Feliz Ruiz transferred 13,181,460 of her shares of the Company’s common stock to the Vendor.

On October 12, 2012, the Company amended the Acquisition Agreement  (the “Amendment”) with GEXPLO and Rosa Habeila Feliz Ruiz. Pursuant to the Amendment, the Company would no longer have right of first refusal to purchase the Shalee and Daniel claims and instead would have right of first refusal to purchase the Henry, Francesca, Eliza, and Nathaniel claims.

On October 12, 2012, the Company exercised its right of first refusal to purchase four additional mineral properties, Henry (the “Henry Claim”), Francesca (the “Francesca Claim”), Eliza (the “Eliza Claim”) and Nathaniel (the “Nathaniel Claim”), from the Vendor pursuant to the Acquisition Agreement.  In exchange for the Claims, Rosa Habeila Feliz Ruiz transferred 12,644,943 of her shares of the Company’s common stock to the Vendor.

SANTO MINING CORP. (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS (Unaudited)
	October 31, 2012	July 31, 2012
ASSETS
CURRENT ASSETS
Cash	$184,715	$50,793
Prepaid expense	5,833	–
Total Current Assets	190,548	50,793

Mineral Claims	116,915	63,912
Website, net of amortization of $1,502 and $1,340, respectively	3,588	3,540
Deposit	–	16,826

TOTAL ASSETS	$311,051	$135,071

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$94,677	$46,172
Related party payable	79,696	79,696
TOTAL LIABILITIES	174,373	125,868

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, 450,000,000 shares authorized, $0.00001 par value; 0 shares issued and outstanding	–	–
Common stock, 450,000,000 shares authorized, $0.00001 par value; 64,352,005 and 63,635,340 shares issued and outstanding, respectively	644	636
Additional paid-in capital	620,101	290,123
Deficit accumulated during development stage	(484,067)	(281,556)
TOTAL STOCKHOLDERS' EQUITY	136,678	9,203

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$311,051	$135,071

See accompanying notes to unaudited financial statements.

SANTO MINING CORP. (A Development Stage Company) STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended October 31, 2012	Three Months Ended October 31, 2011	From July 8, 2009 (Inception) to October 31, 2012
OPERATING EXPENSES
Consulting fees	$130,870	$2,540	$241,881
General and administrative	54,551	459	93,969
Amortization expense	162	244	1,502
Transfer agent fees	2,667	600	15,986
Legal and accounting fees	14,261	8,340	130,560

Total operating expenses	202,511	12,183	483,898

Other income (expense):
Foreign currency transaction loss	-	(12)	(173)
Interest income	-	-	4

Total other expense	-	(12)	(169)

Net loss	$(202,511)	$(12,195)	$(484,067)

Basic and diluted loss per common share	$(0.00)	$(0.00)

Basic and diluted weighted average number of common shares outstanding	63,967,586	62,962,496

See accompanying notes to unaudited financial statements.

SANTO MINING CORP. (A Development Stage Company) STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended October 31, 2012	Three Months Ended October 31, 2011	From July 8, 2009 (Inception) to October 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(202,511)	$(12,195)	$(484,067)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	162	244	1,502
Share-based compensation	17,499	-	64,166
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	48,505	9,040	94,677
Net cash used in operating activities	(136,345)	(2,911)	(323,722)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of mineral claims	(29,523)	-	(106,119)
Payments for website	(210)	-	(5,090)
Net cash used in investing activities	(29,733)	-	(111,209)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	300,000	-	539,950
Proceeds from related party payable	-	2,540	79,696
Net cash provided by financing activities	300,000	2,540	619,646

Net change in cash	133,922	(371)	184,715

Cash, beginning of period	50,793	2,187	-

Cash, end of period	$184,715	$1,816	$184,715

SUPPLEMENTAL CASHFLOW DISCLOSURES:
Interest paid	$-	$-	$4
Income taxes paid	-	-	-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares transferred between related parties for mineral claims	$6,654	$-	$10,796

 See accompanying notes to unaudited financial statements.

SANTO MINING CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Santo Mining Corp. (“Santo Mining” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this prospectus.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2012 as reported in the Form 10-K have been omitted.

NOTE 2. – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Santo Mining will continue to meet its obligations and continue its operations for the next fiscal year. As of October 31, 2012, Santo Mining has not generated revenues and has accumulated losses of $484,067 since inception. Santo mining has not commenced operations. The Company’s sole officer and director is unwilling to loan or advance any additional capital to the Company, except for the costs associated with the preparation and filing of reports with the SEC. These factors raise substantial doubt regarding Santo Mining’s ability to continue as a going concern. The continuation of Santo Mining as a going concern is dependent upon financial support from its stockholders, the ability of Santo Mining to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Santo Mining be unable to continue as a going concern.

The Company intends to continue seeking and investigating potentially revenue producing projects through its mining operations. No assurances can be given as to the likelihood of it obtaining any revenue producing projects.

NOTE 3. – MINERAL CLAIMS

When this report uses the word “property” or “claim” it refers to a “concession application” which according to the Dominican Mining Law grants the holder with certain preferential rights including future exclusive rights to prospect, explore and exploit metallic minerals within its designated boundaries.

On July 30, 2012, under the Acquisition Agreement, Ms. Ruiz agreed to transfer 6,456,600 shares of the Company’s common stock she owned to GEXPLO SRL( "GLEXPLO"), a company owned by Mr. Alain French, the Company’s new President, Chief Executive Officer and Director, for a mineral right previously owned by GEXPLO. The Company recorded $4,142 (original costs incurred by GEXPLO to obtain the claim) for the mineral right and the same amount in paid-in capital for the shares transferred as the result of this related party transaction.

On September 17, 2012, the Company exercised its right of first refusal to purchase two additional mineral properties, the Walter Claim and the Maria Claim, from GEXPLO, pursuant to the Acquisition Agreement.  In exchange for the Walter Claim and the Maria Claim, Rosa Habeila Feliz Ruiz, the Secretary of the Company, transferred 13,181,460 of her shares of the Company’s common stock to the Vendor. The Vendor is owned by Alain French, our President, Chief Executive Officer and Director.

On October 12, 2012, the Company amended the Acquisition Agreement with GEXPLO and Rosa Habeila Feliz Ruiz, an officer and director of the Company. Pursuant to the Amendment, the Company would no longer have right of first refusal to purchase the Shalee and Daniel claims and instead would have right of first refusal to purchase the Henry, Francesca, Eliza, and Nathaniel claims.

NOTE 3. – MINERAL CLAIMS (continued)

On October 12, 2012, the Company exercised its right of first refusal to purchase four additional mineral properties, the Henry Claim, the Francesca Claim, the Eliza Claim and the Nathaniel Claim, from the Vendor pursuant to the Acquisition Agreement.  In exchange for the Claims, Rosa Habeila Feliz Ruiz transferred 12,644,943 of her shares of the Company’s common stock to the Vendor. The Vendor is owned by Alain French, our President, Chief Executive Officer and Director.

During the quarter ended October 31, 2012, the Company recorded $6,654 (original costs incurred by GEXPLO to obtain the claims) for the mineral right and the same amount in paid-in capital for the shares transferred as the result of this related party transaction. The company also paid $29,523 for expenses incurred on these mineral claims and applied $ 16,826 depositis on these mineral claims.

NOTE 4. – RELATED PARTY TRANSACTIONS

As of October 31, 2012 and July 31, 2012, the Company had payable of $79,696 to Ms. Ruiz for the advances she made to the Company to cover incorporation costs of the Company and ongoing legal and accounting fees related to the Company’s SEC reporting obligations. These advances bear no interest, are unsecured and are due on demand.

On May 31, 2012, the Company entered into a promissory note with GEXPLO, SRL, a company owned by the Company’s then corporate secretary, Mr. Alain French.  The total amount loaned was $59,770 as of May 31, 2012 for exploration expenses that the Company paid on GEXPLO’s behalf for Alexia Claim which was acquired by the Company in July 2012. The loan is non-interest bearing and matures on December 31, 2012. The loan was cancelled by the Company as consideration in the Acquisition Agreement, on July 30, 2012. See Note 3 for the shares transferred between Ms. Ruiz and GEXPLO.

NOTE 5. – COMMON STOCK

In September 2012, 116,665 shares were issued to a third-party vendor for services. These shares were valued at $23,333. For the quarter ended October 31, 2012, the Company incurred $17,499 expenses for service rendered.

On September 17, 2012, the Company sold 600,000 shares of common stock for $300,000.

 NOTE 6. – SUBSEQUENT EVENTS

On November 19, 2012, the Company declared a 1-for-2 forward stock split.  On December 7, 2012, the Company filed a Certificate of Change with the Nevada Secretary of State to cancel the Certificate of Amendment originally filed on November 19, 2012 .

On December 14, 2012, Rosa Habeila Feliz Ruiz submitted a letter of resignation to the board of directors of the company, pursuant to which she resigned as Secretary and Director, effective immediately. Ms. Ruiz’s resignation was not as a result of any disagreement with the Company. The Company appointed Alain French, our Chief Executive Officer, President, Treasurer and Director as Secretary of the Company.

As of January 31, 2013, the Company had made advances to GEXPLO, SRL, a company owned by the Company's President, for a total of 85,310 for exploration expenses it paid on the Company's behalf.

8,950,000 Shares of Common Stock

SANTO MINING CORP, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is              , 2013

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$195.32
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$3,000
Legal fees and expense	$10,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$13,195.32

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)

We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 Item. 15 Recent Sales Of Unregistered Securities.

On March 2, 2012, we sold 337,500 shares of common stock for $150,000 in a private placement transaction. The shares were issued pursuant to Regulation S of the Securities Act.

On July 19, 2012, we sold 102,000 shares of the Company common stock for $51,000. The shares were issued pursuant to Regulation S of the Securities Act.

On July 30, 2012, we issued 6,456,600 shares of the Company common stock to Gexplo, SRL pursuant to a mineral property acquisition agreement between the Company, Gexplo, SRL, and Rosa Habeila Feliz Ruiz, a former officer and director of the Company. The shares were issued pursuant to Section 4(2) of the Securities Act.

On September 17, 2012, the Company sold 600,000 shares of common stock for $300,000. The shares were issued pursuant to Regulation S of the Securities Act.

In September 2012, 116,665 shares were issued to a third party vendor for services. These shares were valued at $23,333.

The above securities were not registered under the Securities Act.  These securities qualified for exemption under Regulation S promulgated under the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption there from.

On March 14, 2013, the Company issued 1,044,264 shares of the Company’s common stock to Hanover as commitment fee equal pursuant to the Purchase Agreement. These shares were valued at $167,500. The issuance  under the Purchase Agreement is exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”).  We made this determination based on the representations of the Investor that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Amended Articles of Incorporation (1)
3.3	Amended Articles of Incorporation (1)
3.4	Amendment to Articles of Incorporation (2)
3.5	Bylaws(1)
5.1	Legal Opinion of Anslow & Jaclin, LLP
10.1	Consulting Agreement (1)
10.2	Lease Agreement (3)
10.3	Letter of Engagement (3)
10.4	Intellectual Property Agreement (4)
10.6	Franchise Agreement (4)
10.7	Mineral Property Acquisition Agreement (5)
10.8	Subscription Agreement (5)
10.9	Amended Mineral Property Acquisition Agreement (6)
10.10	Purchase Agreement, dated March 11, 2013, by and between Hanover Holdings I, LLC. and Santo Mining Corp. (7)
10.11	Registration Rights Agreement, dated March 11, 2013, by and between Hanover Holdings I, LLC. and Santo Mining Corp.(7)
23.1	Consent of GBH CPAs, PC
23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
101.INS	** XBRL Instance Document
101.SCH	** XBRL Taxonomy Extension Schema Document
101.CAL	** XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	** XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	** XBRL Taxonomy Extension Label Linkbase Document
101.PRE	** XBRL Taxonomy Extension Presentation Linkbase Document

(1) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 21, 2010.

(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 22, 2012.

(3) Incorporated by reference to the Company’s Registration Statement on Form S-1/A-1 filed on December 15, 2010.

(4) Incorporated by reference to the Company’s Registration Statement on Form S-1/A-1 filed on May 27, 2011.

(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 31, 2012.

(6) Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 10, 2012.

(7) Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 12, 2013.

**    XBRL (eXtensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amended Form S-1 Registration Statement and has duly caused this Amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santo Domingo, Dominican Republic this 15th day of March, 2013.

Dated: March 15, 2013

SANTO MINING CORP.

BY:	/s/ALAIN FRENCH
Alain French President, Chief Executive Officer, Secretary, Treasurer and Principal Financial Officer (Duly Authorized Principal Executive Officer and Principal Financial Officer)

We, the undersigned officers and directors of Santo Mining corporation, hereby severally constitute Alain French and Mario Rafael Mendez and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Santo Mining Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAIN FRENCH	President, Chief Executive Officer, Secretary Treasurer, Principal Financial Officer, Director	March 15, 2013
Alain French

/s/ MARIO RAFAEL MENDEZ	Director	March 15, 2013
Mario Rafael Mendez